An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
June 24, 2020
Subject to Completion

VIDANGEL, INC.
295 W. Center St., Suite F
Provo, Utah 84601
(760) 933-8437
Class B Nonvoting Common Stock
$50,000,000 Maximum Offering Amount
(7,462,686 Shares of Class B Nonvoting Common Stock)
No Minimum

VIDANGEL, INC., a Delaware corporation, referred to herein as VidAngel or the Company, is offering up to $50,000,000 of its Class B nonvoting common stock, which we refer to as the Offered Shares or our Class B Common Stock. The Company is involved in the process of reorganizing under chapter 11, title 11, of the United States Bankruptcy Code. This offering is expressly contingent upon the Bankruptcy Court’s confirmation of the Trustee’s reorganization plan, or a reorganization plan that is substantially similar to the Trustee’s reorganization plan. If an alternate plan of reorganization is approved, the initial closing will not occur, and the Offering will be terminated. All proceeds submitted will be promptly returned to investors, without interest, and without deduction.

The Company is offering the Offered Shares for a purchase price of $6.70 per Offered Share. Unless terminated earlier by the Company in its sole discretion, this offering will terminate on the earliest to occur of (i) the date on which we sell the maximum number of Offered Shares, or the Maximum Offering Amount, or (ii) twelve (12) months from the date of qualification of this Offering. We refer to either of these two dates as the Termination Date. Subject to the approval of the Trustee’s reorganization plan by the Bankruptcy Court, the initial closing will occur at the Company’s sole discretion and may be any date after the Company has received and accepted an initial subscription for any number of Offered Shares and before the Termination Date. If, on the initial closing date, we have sold less than the maximum Offered Shares, then we will hold one or more additional closings for additional sales, up to the maximum number of Offered Shares, through the Termination Date. Purchases of Offered Shares in any amount may be submitted through an investor's VidAngel customer account in accordance with the billing information for such investor at www.vidangel.com, and will be held in a separate non-interest-bearing account held by VidAngel. Upon each closing of this Offering, the proceeds for the Offering will be distributed to the Company and the Offered Shares will be issued to the investors. The purchase price per Offered Share is $6.70 and the minimum purchase requirement is twenty-five (25) Offered Shares ($167.50); however, we can waive the minimum purchase requirement on a case to case basis in our sole discretion. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to closing. We expect to commence the sale of the Offered Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

	Price to Public	Expense Reimbursements1	Proceeds to Company2	Proceeds to Other Persons
Per Offered Share:	$6.70	$0.00	$6.70	$0
Maximum Offering Amount:	$50,000,000	$0.00	$50,000,000	$0

1
We do not intend to use commissioned sales agents or underwriters. Please refer to the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information regarding distribution of the Offered Shares

2
Does not include estimated offering expenses, including without limitation, legal, accounting, printing, advertising, travel, marketing, blue sky compliance and other expenses of this offering, as well as transfer agent fees and fees payable to Issuer Direct. Offering expenses are estimated at $325,000 if the Maximum Offering Amount is raised. See “PLAN OF DISTRIBUTION”.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Offered Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS, beginning on PAGE 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.  THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

 SUMMARY

This summary of the Offering Circular highlights material information contained elsewhere in this Offering Circular.  Because it is a summary, it may not contain all of the information that is important to your decision of whether to invest in the Offered Shares.  To understand this offering fully, you should read the entire Offering Circular carefully, including the Risk Factors section.  The use of the words “we,” “us,” “the Company,” “VidAngel,” or “our” refers to VidAngel, Inc., except where the context otherwise requires. The term “Bylaws” refers to the bylaws of VidAngel, Inc. The term “Certificate” refers to VidAngel, Inc.’s certificate of incorporation, as amended. The “Stockholders Agreement” refers to the Stockholders Agreement of VidAngel, Inc.  The term “Governing Documents” refers to the Certificate, Bylaws and Stockholders Agreement.

VidAngel, Inc. exists to help make entertainment good for your home. We do this by, a) creating tools that make it simple for viewers to skip or mute portions of popular movies and TV shows that contain content they find distasteful, b) developing a system that collects and analyzes data around the skipped parts so creators have the information they need to make content better suited to their audience, and c) licensing, producing, and creating original content for our viewers.

 The Company

In 2013, four brothers, Neal, Daniel, Jeffrey, and Jordan Harmon, founded VidAngel, initially an audiovisual content filtering company that gives viewers the choice to remove objectionable content, such as violence, sex, nudity and/or language, from streamed movies and television programs. As fathers of children aged newborn to ten, they were searching for a better way to watch quality content with their kids. They founded the Company to give their own families, and everyone else, greater personal choice in the content they watch at home. The brothers envisioned building the best technology for skipping distasteful content in the privacy of the home, attracting those who want to skip parts of modern media, and then eventually distributing better content to those people whom Hollywood has overlooked. Today, we are the leading filtering company with applications available on all major distribution platforms and our original content has reached millions of underserved audiences globally. Management believes the potential demand for this service is significant.

The Company was formed as a Utah limited liability company on October 22, 2013, pursuant to a Certificate of Formation filed with the State of Utah’s Department of Commerce and that certain Operating Agreement of the Company, dated December 13, 2013, by and among the Company and its members.  Subsequently, the Company was converted into VidAngel, Inc., a Delaware corporation, on February 12, 2014, pursuant to Articles of Conversion filed with the State of Utah’s Department of Commerce.

The Company currently has authorized capital stock consisting of 25,000,000 shares of common stock, par value $0.001 per share, of which 21,250,000 shares have been designated as Class A voting common stock, or the Class A Common Stock, and 3,750,000 have been designated as Class B nonvoting common stock, or the Class B Common Stock. Prior to the date of qualification of the offering statement, which this Offering Circular is a part, our Board of Directors anticipates authorizing and submitting to our Class A and Class B stockholders a resolution to amend our Certificate, increasing our authorized capital stock to 35,000,000 shares of common stock, with 23,000,000 shares designated as Class A Common Stock and 12,000,000 shares designated as Class B Common Stock.

Investors in this offering will acquire our Class B Common Stock and become holders of our Class B Common Stock, or our Class B Common Stockholders, with respect to their ownership of Offered Shares.  Upon investors’ receipt of Offered Shares purchased in this Offering, they will become bound by our Bylaws, Certificate, and Stockholders Agreement.  Our Bylaws, Certificate, and Stockholders Agreement govern the various rights and obligations of our stockholders, including the Class B Common Stockholders. See “SECURITIES BEING OFFERED – Description of Certificate and Bylaws.”

There is currently no active market for our Class B Common Stock. We do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market, if at all. No assurance can be given that the market price of shares of our Class B Common Stock will not fluctuate or decline significantly in the future or that Class B Common Stockholders will be able to sell their shares when desired on favorable terms, or at all. See Risk Factors-Risks Related to the Offering and Lack of Liquidity.

Beginning one year from the date of original issuance of any Class B Common Stock, Class B Stockholders will have the opportunity to request, up to once per calendar year, that we redeem up to 50% of such holder’s Class B Common Stock originally purchased from us at a redemption price equal to the Stated Value of such redeemed shares, less the applicable redemption fee (if any). We will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem shares upon a redemption request made by a holder if we do not have sufficient funds available to fund that redemption. We will have discretion to determine whether we are in possession of “sufficient funds” to fund a redemption request. We can provide no assurance that any Class B Stockholders will have their shares redeemed under the plan. See “SECURITIES BEING OFFERED – Share Redemption Plan.”

On June 12, 2016, litigation was commenced against the Company by Disney Enterprises, Inc., Twentieth Century Fox Film Corporation and Warner Brothers Entertainment, Inc., hereinafter referred to as the “Disney Litigation, alleging two claims: (a) copyright infringement, and (b) violation of the Digital Millennium Copyright Act (or the DMCA, codified at 17 U.S.C. Sections 1201-04). A permanent injunction was granted against the Company on September 5, 2019, enjoining its streaming and filtering service from 1) circumventing technological measures protecting Plaintiffs’ copyrighted works on DVD and Blu-ray discs, 2) copying those works onto computers or servers, and 3) streaming or transmitting those works onto its website, web applications via portable devices, or media streaming services. On September 23, 2019, in connection with the litigation, a judgment was entered against the Company in the amount of $62,448,750. For more information related to this, see “DESCRIPTION OF OUR BUSINESS-Legal Proceedings”. The judgment and injunction have resulted in a change of the Company’s initial direction and business plan, with a greater focus on increasing its subscriber-base to its stream-based filtering service and expanding its distribution and fundraising of original content. The Company filed a voluntary bankruptcy petition on October 18, 2017 and is attempting to reorganize under chapter 11, title 11, of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Utah. If the Trustee’s plan of reorganization is confirmed by the Bankruptcy Court, the Company plans to pursue an appeal of the final judgment amount awarded in the Disney Litigation and appeal the issuance of the permanent injunction. For more information related to this, see “DESCRIPTION OF OUR BUSINESS-Bankruptcy Proceedings”. Also see "RISK FACTORS-We are engaged in current litigation, the outcome of which, if not favorable to VidAngel, would have a material adverse effect on us and our ability to continue our business operations". Also see “RISK FACTORS-Risks Related to Our Chapter 11 Reorganization.”

This Offering is expressly contingent upon the Bankruptcy Court’s confirmation of the Trustee’s reorganization plan, or a reorganization plan that is substantially similar to the Trustee’s reorganization plan. If an alternate plan of reorganization is approved, the initial closing will not occur, and the Offering will be terminated. All proceeds submitted will be promptly returned to investors, without interest, and without deduction.

Taxation

We are taxed as a subchapter C Corporation, and, as such, we are required to pay federal income tax at the corporate tax rates on our taxable income.

Securities Offered

We are offering a maximum of 7,462,686 shares of our Class B Common Stock in this Offering with a minimum purchase requirement of twenty-five (25) Offered Shares; however, we can waive the minimum purchase requirement in our sole discretion.

The Offering will terminate on the earlier to occur of (i) the date on which we sell the Maximum Offering Amount, or (ii) twelve (12) months from the date of qualification of this Offering. We refer to either of these two dates as the Termination Date. The initial closing will occur at the Company’s sole discretion any date after the Company has received and accepted an initial subscription for any number of Offered Shares and before the Termination Date. If, on the initial closing date we have sold less than the Maximum Offering, we will hold one or more additional closings for additional sales, up to the Maximum Offering Amount, until the Termination Date. For each closing, proceeds for subscriptions must be submitted through an investor’s VidAngel customer account in accordance with the billing information for such investor at www.vidangel.com, and will be held in a separate non-interest bearing account held by VidAngel. Upon each closing of this Offering, the proceeds for the Offering will be distributed to the Company and the Offered Shares will be issued to the investors. If the Company terminates the Offering for any reason, which the Company may in its sole discretion, all proceeds submitted but not yet closed upon will be promptly returned to investors without interest, and without deduction. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to closing.

The Company is offering its Offered Shares through our Offering’s website: vidangel.com/invest. This Offering Circular will be furnished to prospective investors at vidangel.com/invest via download at any time. We are not selling the Offered Shares through commissioned sales agents or underwriters.

Investors in the Offered Shares join our existing Class B Common Stockholders. Our Class B Common Stock is common nonvoting equity and contains no preferences as to other classes of our capital stock.

Class B Common Stockholders are not entitled to vote their Class B Common Stock, including in the election of directors. See “SECURITIES BEING OFFERED – Description of Certificate and Bylaws.”

Our ability to pay dividends depends on both our achievement of positive cash flow and our Board of Directors discretion in declaring dividends.  For our most recent fiscal year ended December 31, 2019, we realized a net loss of $1,611,154. The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends for the foreseeable future. The order and priority of our dividends is further described in “SECURITIES BEING OFFERED – Dividends.”

Management

The Company is governed by our certificate of incorporation, as amended, or our Certificate, and our bylaws, or our Bylaws. The following summary describes material provisions of our Certificate and our Bylaws as those documents pertain to the management of the Company, but it is not a complete description of our Certificate, our Bylaws or any combination of the two. A copy of our Certificate and our Bylaws are filed as exhibits to the Offering Statement of which this Offering Circular is a part. See “SECURITIES BEING OFFERED – Description of Certificate of Formation and Bylaws.”

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions as provided under the Delaware General Corporate Law, or DGCL, the business and affairs of the Company are controlled by, and all powers are exercised by, our board of directors, or our Board. Our Board is required to consist of not fewer than three (3) nor more than five (5) directors, the exact number to be set from time to time by the Board. Our Board is comprised of Paul Ahlstrom, Neal Harmon and Dalton Wright. Our Board is elected each year at the annual meeting of Class A Common Stockholders, to hold office until the next annual meeting and until their successors are elected and qualified. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in our Board may be filled by the affirmative vote of the remaining directors. A director may resign at any time, and the Class A Common Stockholders may remove a director at any time, with or without cause, by the affirmative vote of a majority of stockholders voting in such decision.  As Class B Stockholders, investors in this offering will have no rights to vote in the election or removal of members of our Board.

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate does not provide for cumulative voting.

Our Board may designate one or more committees. Such committees must consist of one or more directors. Any such committee, to the extent permitted by applicable law, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

Officers

The Board has the authority to select the officers of the Company. Under our Bylaws, the officers are required to consist of a Chairman of the Board, a Chief Executive Officer, or CEO, a Secretary and a Treasurer. In addition, the Board may elect one or more Vice Chairmen, President, Chief Financial Officer and Vice Presidents, and such other offices as the Board may determine. Two or more of the aforementioned offices may be held by the same person. Our officers are: (i) Neal Harmon, CEO; (ii) Jeffrey Harmon, Chief Marketing Officer; (iii) Elizabeth Ellis, President and Chief Operating Officer; (iv) Patrick Reilly, Chief Financial Officer and Secretary; and (v) Joseph Wecker, Chief Technology Officer.

At the first meeting of the Board following the annual meeting of stockholders, the Board appoints the officers, however the Board may also empower the CEO to appoint subordinate officers and agents for us. Each officer so elected holds office until such officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer is required to perform such duties as are provided in the Bylaws or as the Board may from time to time determine.  Subject to the rights, if any, of an officer under any employment agreement, any officer may be removed, with or without cause, by the affirmative vote of a majority of the Board.  An officer may resign at any time by giving notice to the Board. Our CEO is in charge of the general affairs of the Company, subject to the oversight of the Board. In case any officer is absent, or for any other reason the Board may deem sufficient, the CEO or the Board may delegate the powers and duties of such officer to any other officer or to any director.

Transfer Restrictions.

The Company’s Class B Common Stock is subject to the terms and conditions of our Stockholders Agreement. The following summary describes material provisions of our Stockholders Agreement as this document pertains to our Class B Common Stock, but it is not a complete description of our Stockholders Agreement. A copy of the form of our Stockholders Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. See “SECURITIES BEING OFFERED – Description of Stockholders Agreement.”

Investors in our Class B Common Stock will be subject to the restrictions on transfer set forth in our Stockholders Agreement.  Under the terms of our Stockholders Agreement, transfer of shares of our Class B Common Stock will be subject to a right of first refusal exercisable first by the Company, second, by our Class A Common Stockholders, and, third, by our remaining Class B Common Stockholders party to the Stockholders Agreement.  Prior to any transfer or proposed transfer of shares, the transferring shareholder, or the Seller, is required to give written notice to us and to the remaining stockholders of such proposed transfer. The certificates for our Class B Common Stock will be legended to reflect these restrictions.

Summary Risk Factors

An investment in our Offered Shares involves a number of risks. See “RISK FACTORS,” of this Offering Circular. Some of the more significant risks include those set forth below.

●	An investment in our Offered Shares is a speculative investment, and therefore, no assurance can be given that you will realize your investment objectives.
●	We intend to retain all our earnings for the future operation and expansion of our business and do not anticipate making any cash distributions at any time in the foreseeable future.
●	Over our past two fiscal years, we have experienced aggregate net losses, and have operated at a net loss since inception.
●	The auditors of our financial statements have expressed an opinion raising substantial doubt about our ability to continue as a going concern.
●	We have limited operating history upon which to base an investment decision.
●	We are new and face all the risks of an early-stage company.
●	We are engaged in current litigation, the outcome of which, if not favorable to VidAngel, would have a material adverse effect on us and our ability to continue business operations.
●	If our efforts to attract and retain customers are not successful, our business will be adversely affected.
●	Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.
●	If we are not able to manage change and growth, our business could be adversely affected.
●
If we fail to maintain or, in new markets establish, a positive reputation with customers concerning our service, including the content we offer and the ease of use and accuracy of our content filters, we may not be able to attract or retain customers, and our operating results may be adversely affected.

●	We face risks, such as unforeseen costs and potential liability in connection with content we acquire, filter and/or distribute through our service.
●
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including customer and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

●	If the technology we use in operating our business fails, becomes unavailable, or does not operate to expectations, our business and operating results could be adversely impacted.
●	Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.
●	Our reputation and relationships with customers would be harmed if our customer data, particularly billing data, were accessed by unauthorized persons.
●
If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

●
Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our web site, filtering technology, our recommendation and merchandising technology, title selection processes and marketing activities.

●	We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management's time and attention.
●
We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment and our ability to pay dividends.

●
This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for the Offered Shares may not be supported by the value of our assets at the time of your purchase.

●	There is currently no active trading market for our Class B Common Stock. No assurance can be given that stockholders will be able to sell their shares when desired, or at all.
●	We may change our operational policies and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.
●
We are involved in bankruptcy proceedings to reorganize under chapter 11, title 11 of the United States Bankruptcy Code, the outcome of which may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

●	Even if a chapter 11 plan of reorganization is consummated, we may not be able to achieve our stated goals and there is substantial doubt regarding our ability to continue as a going concern.

Interest of Management and Related Parties

We have entered into an Investor Rights and Voting Agreement, creating certain board rights, with some of our significant investors, including Alta Ventures Mexico Fund I, the manager of which is Paul Ahlstrom, one of our directors.

Reporting Requirements under Tier II of Regulation A

The Company has previously issued Class B Common Stock pursuant to Tier II of Regulation A. The Company is offering the Offered Shares pursuant to that same exemption. We are required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A.  We are currently required to file:  an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z.  The necessity to file current reports will be triggered by certain corporate events.  Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information.  Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements.  Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular.  The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance.  Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our Offered Shares is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment.  An investment in our Offered Shares should be made only by persons or entities able to bear the risk of, and to withstand the total loss of, their investment.  Prospective investors should consider the following risks before making a decision to purchase our Offered Shares. To the best of our knowledge, we have included all material risks to investors in this section.

General Risks of an Investment in Us

An investment in our Offered Shares is a speculative investment and, therefore no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our Offered Shares.  For this reason, each prospective investor of our Offered Shares should carefully read this Offering Circular.  ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

 We do not intend to pay dividends for the foreseeable future.

We intend to retain all of our earnings for the future operation and expansion of our business and do not anticipate making any cash distributions at any time in the foreseeable future.

Over our past two fiscal years, we have experienced aggregate net losses.

We recorded a net loss of $1,611,154 in fiscal 2019 and $286,354 in fiscal 2018, resulting in an aggregate net loss of $1,897,508 over our last two fiscal years. If our ability to generate positive net income remains inconsistent in the future, the value of our Class B Common Stock would likely be materially and adversely affected.

Our auditors have expressed an opinion raising substantial doubt about our ability to continue as a going concern.

The Company recorded a net loss of $1,611,154, and used net cash of $894,237, in fiscal year 2019. The Company also filed for chapter 11 bankruptcy in October 2017. In September 2019, a permanent injunction was granted, and a judgment in the amount of $62,488,750 was entered against the Company. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

Our future indebtedness may limit our ability to declare and pay dividends and may affect our operations.

Although we don’t anticipate doing so in the near future, we may seek debt financing eventually to assist with the financing of our future operations.  Our ability to make principal and interest payments with respect to any such debt incurred depends on future performance, which performance is subject to many factors, some of which will be outside of our control. In addition, most of such indebtedness will likely be secured by substantially all of our assets and will contain restrictive covenants that limit our ability to distribute cash and to incur additional indebtedness.  Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, could limit our ability to pay dividends to our stockholders, if at all. Such leverage may also adversely affect our ability to finance future operations and capital needs, or to pursue other business opportunities and make results of operations more susceptible to adverse business conditions.

We have limited operating history upon which to base an investment decision.

We are an early-stage company in which you may lose your entire investment. We began operations in 2013. Because we have a limited operating history, we are unable to provide significant data upon which to evaluate fully our prospects and an investment in our securities. Our ability to succeed and generate operating profits and positive operating cash flow will depend on our ability, among other things, to:

●	Develop and execute our business model;
●	Attract and maintain an adequate customer base;

●	Raise additional capital as contemplated in this offering, if necessary, in the future;
●	Pending and potential lawsuits threatening our ability to provide our services; and

●	Attract and retain qualified personnel.

We cannot be certain that our business strategy will be successful in the long-term because this strategy is still relatively new and even if successful, we may face difficulty in managing our growth. As an early-stage company, we will be particularly susceptible to the risks and uncertainties described in these risk factors.

We are new and face all the risks of an early-stage company.

We may encounter challenges and difficulties frequently experienced by early-stage companies; including:

●	A lack of operating experience;
●	Increasing net losses and negative cash flows;

●	Insufficient revenue or cash flow to be self-sustaining;
●	An unproven business model;

●	Difficulties in managing rapid growth.

We are engaged in current litigation, the outcome of which, if not favorable to VidAngel, would have a material adverse effect on us, our capitalization, and our ability to continue our business operations.

Our remote filtering and Remote Media Ownership Management, or RMOM, services, also referred to as the Disc-Based Service, has been discontinued, due to a permanent injunction, or the PI, issued by the United States District Court for the Central District of California, or the California Court, in the Disney Litigation. An Award of $62,448,750 was also issued by the California Court in the Disney Litigation. We have filed a notice of appeal to the judgment in the Disney Litigation. We do not plan to use any of the proceeds of this offering to fund expenses in our appeal of the adverse judgment in the Disney Litigation, however, it is possible that a portion of working capital derived from the proceeds of this offering could be used for this purpose. See “DESCRIPTION OF THE BUSINESS – Legal Proceedings” for a detailed summary of our current litigation.

We can provide no assurance as to the outcome of these or any future actions, and such actions may result in substantial payments to satisfy adverse judgments or settle claims or proceedings, enter into costly licensing agreements, make expensive changes in our methods of doing business, or cease conducting certain operations, which would harm our business. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, current and any future litigation could result in losses, damages and expenses that have a material adverse effect on our business.

Risks Related to Our Business

Our new stream-based filtering service is dependent upon access to data and functionality available from a third-party licensed streaming service. If our access to these services becomes restricted, our business could be adversely impacted.

On June 13, 2017, we launched a new version of VidAngel. The new stream-based filtering service requires a user to first have access to a licensed streaming service, or LSS, such as Amazon Video, Amazon Prime, Netflix, and HBO. Our stream-based filtering service is layered on top of a user’s access to the existing services of an LSS and is not endorsed by any LSS. Our ability to provide our customers with filtered content is dependent upon an LSS’s willingness to allow our filtering technology to overlay the content that they provide on their platform to the customer base we mutually share. As a result, the stream-based filtering service is dependent upon access to data and functionality available from the LSS, without which it could become difficult to offer an acceptable consumer experience. If our access to the content provided on these streaming services is severely limited or restricted in the future, our ability to grow our business could be adversely impacted.

If our efforts to attract and retain customers are not successful, our business will be adversely affected.

We have experienced positive customer growth since launching the latest version of our service in June 2017. Our ability to continue to attract customers will depend, in part, on our ability to consistently provide our customers with compelling content choices, a quality experience for selecting and viewing TV shows and movies, and dynamic filtering solutions set to the customer’s preferences. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain customers. Our main direct competition is ClearPlay, Inc., or ClearPlay, which also offers a filtering service, and Vudu. Other entertainment video providers that do not currently offer a filtering service, such as multichannel video programming distributors, Internet-based movie and TV content providers (including those that provide pirated content) and brick-and-mortar DVD rental outlets, including without limitation Netflix, Amazon Prime, Vimeo, Hulu, and Xfinity OnDemand, could become direct competitors in the future. If consumers do not perceive our service as valuable, including if we introduce new or adjust existing features, adjust pricing or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain customers. In addition, many of our customers try our service resulting from word-of-mouth advertising from existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers, and, as a result, our ability to maintain and/or grow our business will be adversely affected. Customers may cease to use our service for many reasons, including the need to cut household expenses, unsatisfactory availability of content, competitive services providing a better value or experience, and customer service issues not being satisfactorily resolved. We must continually add new customers both to replace departed customers and to grow our business beyond our current customer base. If we are unable to compete successfully with current and new competitors in retaining existing customers and attracting new customers, our business will be adversely affected. Further, if excessive numbers of customers cease using our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these customers with new customers.

Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported and piracy-based services. All have the potential to capture meaningful segments of the entertainment video market and could offer filtering services in the future. Piracy, in particular, threatens to damage our business, as its fundamental proposition to consumers is so compelling and difficult to compete against: virtually all content for free and some content available has already been edited for objectionable content. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. Traditional providers of entertainment video, including broadcasters and cable network operators, as well as Internet-based e-commerce entertainment video providers, are increasing their Internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition and significant financial, marketing and other resources. They may secure better terms from suppliers, adopt more aggressive pricing, and devote more resources to product development, technology, infrastructure, content acquisitions and marketing. New competitors may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors who do or may offer filtering services in the future, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

If we are not able to manage change and growth, our business could be adversely affected.

We are expanding our operations, scaling our filtering service to effectively and reliably handle anticipated growth in both customers and features related to our service, ramping up our ability to provide customers with custom content filters, as well as continuing to operate our service within the U.S. To enhance the capacity of our stream-based filtering service, we are continuing to develop software and other technology and utilize third-party “cloud” storage services to ensure our users can view desired content using the same modern devices as everyone else, with the added capability of controlling the viewing experience like never before. As we ramp up our offering of content filters, we are building out crowd-sourcing expertise in a number of distinct roles, including video viewers, video taggers, video reviewers and video publishers. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our video operations and filtering content, our business may be adversely affected. See “DESCRIPTION OF THE BUSINESS.”

If we fail to maintain or, in new markets establish, a positive reputation with customers concerning our service, including the content we offer and the ease of use and accuracy of our content filters, we may not be able to attract or retain customers, and our operating results may be adversely affected.

We believe that a positive reputation is important to attract and retain customers who have a number of choices for obtaining entertainment video. To the extent our content, particularly our content filters, is perceived as low quality, or our failure to sufficiently filter offensive or otherwise undesired content to customers, our ability to establish and maintain a positive reputation may be adversely impacted. Furthermore, to the extent our marketing, customer service and public relations efforts are not effective or create a negative consumer reaction, our ability to establish and maintain a positive reputation may be adversely impacted. As we expand into new markets, we need to establish our reputation with new customers. To the extent we are unsuccessful in creating positive impressions, our business in new markets may be adversely impacted.

Changes in how we market our service could adversely affect our marketing expenses and our customer base may be adversely affected.

We utilize a broad mix of marketing and public-relations programs, including social media sites such as Facebook, YouTube and Twitter, to promote our service to potential customers. We may limit or discontinue the use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that customers or potential customers deem certain marketing practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new customers may be adversely affected.

If companies that promote our service determine that we negatively impact their businesses, decide to compete more directly with our business, enter a similar business, or choose to exclusively support our competitors, we may no longer have access to certain marketing channels. If we are unable to maintain or replace our sources of customers with similarly effective sources, or if the cost of our existing sources increases, our customer base and marketing expenses may be adversely affected.

We face risks, such as unforeseen costs and potential liability in connection with content we acquire, filter and/or distribute through our service.

As a distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of the materials that we acquire, filter and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials and features on our Web site such as customer reviews. As we expand our offering of content filters, we have become responsible for costs of producing content maps and other features. We also take on risks associated with filters, such as producing filters that do not seamlessly stream content but rather produce an unsatisfactory experience to the viewing customer. To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately do not make available on our service, or if we become liable for content we acquire, filter and/or distribute, our business may suffer. Litigation to defend such claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our operating results. We may not be indemnified or insured against such claims or costs of these types. See “DESCRIPTION OF OUR BUSINESS – Legal Proceedings.”

We rely upon a number of partners to make our service available on their devices.

We currently offer customers the ability to receive filtered content through a host of Internet-connected screens, including TVs, digital video players, television set-top boxes and mobile devices. We have agreements with various tech companies and distributors to make our service available through the television set-top boxes of such service providers. We intend to continue to broaden our capability to transmit filtered TV shows and movies to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory or other impediments to delivering our filtered content to our customers via those devices, our ability to grow our business could be adversely impacted. Furthermore, the devices are manufactured and sold by entities other than us and while these entities should be responsible for the devices' performance, the connection between us and those devices may nonetheless result in customer dissatisfaction toward the Company and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our product functionality and offering of content filters may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our customers’ use and enjoyment could be negatively impacted.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including customer and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, and cybersecurity breaches. Interruptions in these systems, or with the Internet in general, could leave our service unavailable or degraded, or otherwise hinder our ability to deliver filtered content to our customers. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential customers.

Our computer systems and those of third parties we use in our operations are vulnerable to cybersecurity breaches, including cyber-attacks such as computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to obtain our data (including customer and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems. To date hackers have not had a material impact on our service or systems however this is no assurance that hackers may not be successful in the future. Our insurance does not cover expenses related to such disruptions or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of customers and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party Web hosting provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us deliver TV shows and movies in high volume to our customers over the Internet. Problems faced by us or our third-party Web hosting, "cloud" computing, or other network providers, including technological or business-related disruptions, as well as cybersecurity threats, could adversely impact the experience of our customers.

We rely upon certain third-party cloud computing service providers to operate certain aspects of our service and any disruption of or interference with our use of such services from our providers would impact our operations and our business would be adversely impacted.

Several third-party cloud computing services providers provide VidAngel with a distributed computing infrastructure platform for business operations, or what is commonly referred to as a "cloud" computing service. We have designed our software and computer systems so as to utilize data processing, storage capabilities and other services provided by such providers. Currently, we run the vast majority of our computing using such third-party cloud computing services. Given this, along with the fact that we cannot easily switch our operations to another cloud provider, any disruption of or interference with our use of such services from our providers would impact our operations and our business would be adversely impacted.

If the technology we use in operating our business fails, becomes unavailable, or does not operate to expectations, our business and operating results could be adversely impacted.

We utilize a combination of proprietary and third-party technology to operate our business. This includes technology we have developed such as our content delivery and filtering solution and filter curation platform. We also use technology to recommend and merchandise content to our consumers as well as to enable fast and efficient delivery of content to our customers and their various consumer electronic devices. For example, we have built and deployed our video on a content delivery network, or CDN. To the extent Internet Service Providers, or ISPs, do not interconnect with our CDN, or if we experience difficulties in its operation, our ability to efficiently and effectively deliver our content and our offering of content filters to our customers could be adversely impacted and our business and results of operation could be adversely affected. Likewise, if our recommendation and merchandising technology does not enable us to predict and recommend titles that our customers will enjoy, our ability to attract and retain customers may be adversely affected. We also utilize third party technology to help market our service, process payments, and otherwise manage the daily operations of our business. If our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to operate our service, retain existing customers and add new customers may be impaired. Also, any harm to our customers’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition. See “DESCRIPTION OF THE BUSINESS—Our Intellectual Property.”

If government regulations relating to the Internet or other areas of our business change, we may need to alter the manner in which we conduct our business, or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business.  On October 1, 2019, the U.S. Court of Appeals for the D.C. Circuit upheld a U.S. Federal Communications Commission, or FCC, decision dated December 14, 2017 to repeal net neutrality rules. To the extent network operators attempt to use this ruling to extract fees from us to deliver our traffic or otherwise engage in discriminatory practices, our business could be adversely impacted. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we may experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the Internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our new customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of Internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the Internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.

Privacy concerns could limit our ability to collect and leverage our customer data and disclosure of customer data could adversely impact our business and reputation.

In the ordinary course of business, and in particular in connection with merchandising our service to our customers, we collect and utilize data supplied by our customers. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users' browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our customers in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with customers would be harmed if our customer data, particularly billing data, were accessed by unauthorized persons.

We maintain personal data regarding our customers. This data is maintained on our own systems as well as those of third parties we use in our operations. With respect to billing data, such as credit card numbers, we do not store such information on our servers, but rely on third party services that are PCI DSS compliant for storing and accessing billing information. We take measures to protect against unauthorized intrusion into our customers’ data. Despite those measures, we, our payment processing services and other third-party services we use could experience an unauthorized intrusion into our customers’ data. In the event of such a breach, current and potential customers may become unwilling to provide the information to us necessary for them to become customers. Additionally, we could face legal claims for such a breach. The costs relating to any data breach could be material, and we currently do not carry insurance against the risk of a data breach. For these reasons, should an unauthorized intrusion into our customers’ data occur, our business could be adversely affected.

We are subject to payment processing risk.

Our customers pay for our service using a variety of payment methods, including credit and debit cards.  We rely on internal systems as well as those of third parties to process payments.  Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees.  To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses and operating results could be adversely impacted.   In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation, and, if not adequately controlled and managed, could create negative consumer perceptions of our service.

 If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of proprietary information, invention assignment, non-competition and arbitration agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. We have applied and we expect to apply for trademark registrations and the issuance of patents from time to time.  Such applications may not be approved, third parties may challenge any copyrights, patents or trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to mimic our service and methods of operations more effectively, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

We currently hold various domain names relating to our brand, including www.vidangel.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for customers to find our web site and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our web site, filtering technology, our recommendation and merchandising technology, title selection processes and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content on our web site. From time to time, third parties may allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology, or otherwise alter our business practices on a timely basis in response to claims for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. Defending against intellectual property claims, whether they are with or without merit or are determined in our favor, would result in costly litigation and the diversion of technical and management personnel. It also may result in our inability to use our current web site, streaming technology, our recommendation and merchandising technology or inability to market our service and merchandise our products. As a result of such dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. We are currently engaged in litigation with Disney Enterprises, Inc., et. al., or the Disney Litigation. In connection with the litigation, a judgment was entered against the Company in the amount of $62,448,750, which is currently the subject of an appeal. Our obligation to make substantial payments to satisfy this judgment would adversely affect our financial condition and our ability to continue business operations. See “DESCRIPTION OF THE BUSINESS – Legal Proceedings” below for a detailed summary of our current litigation.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management's time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. We are currently involved in the Disney Litigation and recently filed a notice of appeal of the final judgment awarding the Plaintiffs $62,448,750 with the Ninth Circuit Court of Appeals on April 10, 2020. Subsequent to the adverse judgment and injunction prohibiting us from engaging in streaming or copying the copyrighted works of the Plaintiffs, we filed a voluntary bankruptcy petition and are reorganizing under Chapter 11 of the Bankruptcy Code. We have previously been engaged in patent litigation with Clearplay. On October 12, 2017, the case was stayed until a final decision is rendered in the Disney Litigation. ClearPlay may reassert one or more of its patent claims against us when the stay is ended. It is possible that a portion of our working capital derived from the proceeds of this offering could be required to fund expenses in our defense of these legal matters. As we grow, we expect the number of litigation matters against us to increase. These matters have included copyright infringements, which are typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management's time and attention and could negatively affect our business operations and financial position. See “USE OF PROCEEDS TO ISSUER” and “DESCRIPTION OF THE BUSINESS – Legal Proceedings” below for a detailed summary of our current litigation.

We may seek additional capital that may result in stockholder dilution or others having rights senior to those of our Class B Common Stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on many factors, among others:

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our degree of success in capturing a larger portion of the overall market for entertainment video;

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the costs of establishing or acquiring development, marketing and distribution capabilities for our filtered content;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

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the extent to which we acquire or invest in customer service, exclusive digital distribution of original content or technologies and other strategic relationships; and

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the costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to the rights of our Class B Common Stock and our stockholders may experience dilution.

We may lose key employees or may be unable to hire qualified employees.

We rely on the continued service of our senior management, including our CEO and co-founder Neal Harmon, members of our executive team, other key employees, and the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly-skilled business, product development, technical and other personnel. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel, which may be disruptive to our operations.  See “DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.”

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment and our ability to pay dividends.

Our success depends on the diligence, experience and skill of our Board and officers.  Neal Harmon is our director and our Chief Executive Officer.  Jeffrey Harmon is our Chief Marketing Officer.  Elizabeth Ellis is our President & Chief Operating Officer.  Patrick Reilly is our Chief Financial Officer. Joseph Wecker is our Chief Technology Officer. We have neither employment agreements with, nor key man insurance for, any of our officers and the loss of any of them, but particularly Messrs. Harmon, could harm our business, financial condition, cash flow and results of operations.  Any such event would likely result in a material adverse effect on your investment.

Risks Relating to the Formation and Internal Operation of the Company

You will have only limited rights regarding our management; therefore, you will not have the ability to actively influence the day-to-day management of our business and affairs.

Our Board will have sole power and authority over the management of the Company, subject only to the requirements of the DGCL.  See “SECURITIES BEING OFFERED – Description of Our Certificate of Incorporation and Bylaws.” Therefore, you will not have an active role in the Company’s day-to-day management.  Further, as a holder of non-voting common stock, you will have no right to vote in the election or removal of directors, nor will you have the right to vote on major corporate actions that are subject to the approval of the Class A Stockholders.

We may change our operational policies and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our Board determines our operational policies and our business and growth strategies. Our directors may make changes to, or approve transactions that deviate from, those policies and strategies without a vote of, or notice to, our stockholders. This could result in us conducting operational matters or pursuing different business or growth strategies than those contemplated in this Offering Circular. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could materially and adversely affect our business and growth.

Our management will have significant control over our operations by virtue of the equity ownership in us by entities controlled by our director, co-founder and CEO, Neal Harmon.

Mr. Neal Harmon is one of our three directors, our co-founder and our CEO.  Further, Harmon Ventures LLC owns 41.45% of the Class A Common Stock of the Company and Harmon Ventures LLC is owned by Neal, Jeffery, and Daniel Harmon, who are brothers. Further, through their respective ownership, they collectively control the voting of 8,938,520 shares of our Class A Common Stock.  Messrs. Harmon collectively control sufficient Class A Common Stock to significantly influence the election of our board of directors, and actions requiring the consent of a majority of the Class A Common Stockholders and this will remain unchanged following completion of this offering.   See “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS.”

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company.  The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the number of claims to be satisfied therefrom.   There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that common stockholders will receive a distribution in such a case.

The Board and our executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of the Company.

The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of our Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A successful claim for such indemnification could deplete the Company’s assets by the amount paid.  See “SECURITIES BEING OFFERED – Description of Certificate of Incorporation and Bylaws” below for a detailed summary of the terms of our Certificate and Bylaws.  Our Certificate and Bylaws are filed as exhibits to the Offering Statement of which this Offering Circular is a part.  See “SECURITIES BEING OFFERED – Fiduciary Duties and Indemnification.”

The video-filtering industry is subject to rapid technological change. We must continue to enhance and improve our technology.

Our current software and related web-based technology is developed and in use. We may, however, use a substantial amount of the proceeds of this offering to modify and enhance our current web site, filtering platform, content offering, and offering of content filters. We must continue to enhance and improve the performance, functionality and reliability of the systems upon which our business model is built.

The development of any software is characterized by rapid technological change, rapid introduction or changes in user requirements and preferences, short development cycles, frequent introduction of new products and services, new technologies and the emergence of new industry standards and practices that could render our existing technology obsolete. Our success will depend, in part, on our ability to continue to develop new technologies to enhance our existing technology in order to address the varied needs of existing and new customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, strategic partner and customer requirements or emerging industry standards, that will have a material adverse effect on our ability to succeed.

Our business may be subject to regulatory or legislative changes.

The Company may face government regulation and legal uncertainties in connection with its business. There may be a number of federal, state or local legislative or regulatory proposals under consideration of which the Company is not aware or which may be considered or adopted in the future.  Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may negatively impact the Company’s growth, impose additional burden on the Company or alter how the Company does business.  This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on the Company’s business, results of operations and financial condition.

Members of our Board and our executive officers may have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company, provided that such activities do not compete with the business of the Company or otherwise breach their agreements with the Company.  We are dependent on our directors and executive officers to successfully operate the Company, and in particular Mr. Neal Harmon.  Their other business interests and activities could divert time and attention from operating our business.

Risks Related to the Offering and Lack of Liquidity

There has been no active public market for our Class B Common Stock prior to this offering, and an active trading market may not be developed or sustained following this offering, which may adversely impact the market for shares of our Class B Common Stock and, along with the restrictions in our Stockholders Agreement, make it difficult to sell your shares.

Prior to this offering, there was no active market for our Class B Common Stock. We do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market, if at all. No assurance can be given that the market price of shares of our Class B Common Stock will not fluctuate or decline significantly in the future or that Class B Common Stockholders will be able to sell their shares when desired on favorable terms, or at all.  Most transfers of the Offered Shares are also subject to other restrictions on transfer set forth in our Stockholders Agreement.

The Company may not have sufficient funds to redeem Class B Common Stock under our redemption plan.

Our Share Redemption Plan gives the Company full discretion in determining whether, or not, we are in possession of sufficient funds to redeem shares requested by our Class B Stockholders. There is no assurance that the Company will have sufficient funds to facilitate the redemption of Class B Common Stock, or that the Company will redeem any shares under the Share Redemption Plan.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for the Offered Shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Offered Shares is fixed and will not vary based on the underlying value of our assets at any time.  Our Board has determined the offering price in its sole discretion.  The fixed offering price for our Offered Shares has been based on an internal valuation analysis of the Company as a whole. Although we believe the valuation to be fair as of the date it was determined, the fixed offering price established for our Offered Shares may not be supported by the current value of our Company or our assets at any particular time.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our Offered Shares have not been registered under the Securities Act of 1933, or the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder.  We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading.  However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the Offered Shares or find an exemption under the securities laws of each state in which we offer the Offered Shares, each investor may have the right to rescind his, her or its purchase of the Offered Shares and to receive back from the Company his, her or its purchase price with interest.  Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits.  If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

Investor Funds Will Not Be Held by a Third-Party Escrow Agent.

Purchases of Shares may be submitted through an investor's VidAngel customer account in accordance with the billing information for such investor at www.vidangel.com, and will not be held in an escrow account, but will be held in a separate non-interest-bearing account held by VidAngel until the initial closing. Upon the initial closing of this offering, the proceeds for the offering will be distributed to the Company and the Offered Shares will be issued to the investors. Although VidAngel will segregate offering proceeds we receive in a separate account, we will not be bound by the terms and conditions of a legally enforceable escrow agreement regarding the escrow and disbursement of these funds.

Risks Related to Our Chapter 11 Reorganization

The Company filed a voluntary petition for relief under chapter 11, title 11 of the United States Bankruptcy Code. The Bankruptcy Filing and the Reorganization under the Trustee’s Plan or a substantially similar plan may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

On October 18, 2017, the Company filed a voluntary petition for relief, or the Bankruptcy Filing, under chapter 11, title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Utah, or the Bankruptcy Court, case number 17-29073. Prior to August 28, 2019, we operated the business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. On August 28, 2019, the United States Trustee appointed George B. Hofmann to serve as the chapter 11 trustee, or the Trustee, in our case. An order was subsequently entered by the Bankruptcy Court approving the appointment. The Trustee presently oversees the business under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

The timing and outcome of various ongoing matters related to the bankruptcy proceedings could have a material adverse effect on our business, financial condition, results of operations and liquidity. So long as the matter continues, our senior management may be required to spend a significant amount of time and effort dealing with the proposed reorganization under the Trustee’s Plan, or a substantially similar plan, instead of focusing on our business operations. Certain requirements of the Bankruptcy Code also may make it more difficult to retain management and the key personnel necessary to the success and growth of our business.

Because of the risks and uncertainties associated with bankruptcy proceedings, we cannot predict or quantify the ultimate impact that events occurring during the bankruptcy proceedings may have on our business, cash flows, liquidity, financial condition and results of operations, nor can we predict the ultimate impact that events occurring during the bankruptcy proceedings may have on our corporate or capital structure.

The Bankruptcy Court may not confirm the Trustee’s Plan or a substantially similar plan of reorganization.

The Trustee filed a proposed plan of reorganization, or the Trustee’s Plan, with the Bankruptcy Court on April 9, 2020. As of the date of this Offering, the Trustee’s Plan is pending confirmation by the Bankruptcy Court. This Offering is expressly contingent upon the Bankruptcy Court’s confirmation of the Trustee’s Plan, or a reorganization plan that is substantially similar to the Trustee’s Plan.

We cannot assure you that the Trustee’s Plan, although filed, will be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of Section 1122 of the Bankruptcy Code, and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of Section 1129 of the Bankruptcy Code have been met with respect to the reorganization plan that has been filed.

Notwithstanding that the Trustee’s Plan has been filed, there can be no assurance that modifications to the Trustee’s Plan would not be required for confirmation.

If the Trustee’s Plan or a substantially similar plan is not confirmed, we will terminate this Offering.

We cannot predict the amount of time that we will spend in bankruptcy to implement the Trustee’s Plan or a substantially similar plan of reorganization, and a lengthy bankruptcy proceeding could disrupt our business.

If the Trustee’s Plan, or a substantially similar plan, is not confirmed on a timely basis because of a challenge to the Trustee’s Plan, or a substantially similar plan, or does not become effective because of a failure to satisfy the conditions to the effectiveness of the Trustee’s Plan, or a substantially similar plan, we may be forced to operate in bankruptcy for an extended period while attempting to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the disruption to our business operations. In addition, in a protracted bankruptcy case, a party in interest may seek confirmation of an alternative, competing plan that may propose different and materially less advantageous treatment of holders of claims against the Company and other parties in interest. Finally, there is no guarantee that we can secure appropriate debtor-in-possession financing necessary to conduct a protracted bankruptcy.

The Company may fail to meet all conditions precedent to effectiveness of the Trustee’s Plan or a substantially similar plan, and the Trustee’s Plan or a substantially similar plan, even though confirmed, may not become effective.

The confirmation and effectiveness of the Trustee’s Plan, or a substantially similar plan, are subject to certain conditions that may or may not be satisfied. We cannot assure you that all requirements for confirmation and effectiveness required under the Trustee’s Plan, or a substantially similar plan, will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Trustee’s Plan, or a substantially similar plan, are satisfied.

If the conditions precedent to the Trustee’s Plan, or a substantially similar plan, on the effective date of such plan have not occurred, the confirmation of the Trustee’s Plan could be denied.

If the Chapter 11 case takes longer than expected to conclude, the Company may exhaust our available cash. There is no assurance that the Company will be able to obtain additional financing. In such case, the liquidity necessary for the orderly functioning of our businesses may be impaired materially.

Even if a reorganization plan is consummated, we may not be able to achieve our stated goals and there is substantial doubt regarding our ability to continue as a going concern.

Even if the Trustee’s Plan or any other substantially similar Chapter 11 plan of reorganization is consummated, we may continue to face a number of risks, such as changes in economic conditions, changes in our industry, and increasing expenses. Some of these risks become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, we cannot guarantee that the Trustee’s Plan or any other substantially similar Chapter 11 plan will achieve our stated goals.

Furthermore, even if our debts are restructured through the Trustee’s Plan, or a substantially similar plan of reorganization, we may need to raise additional funds through public or private debt or equity financing or other various means to fund our business after the completion of the bankruptcy proceedings. Our access to additional financing may be limited, if it is available at all. Therefore, adequate funds may not be available when needed or may not be available on favorable terms, if they are available at all.

As a result of the entry into the bankruptcy proceedings, there is substantial doubt regarding our ability to continue as a going concern. As a result, we cannot give any assurance of our ability to continue as a going concern, even if the Trustee’s Plan or a substantially similar plan is confirmed.

As a result of the bankruptcy proceedings, our historical financial information may not be indicative of our future performance, which may be volatile.

During the bankruptcy proceedings, we expect our financial results to continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact our consolidated financial statements. As a result, our historical financial performance is likely not indicative of our financial performance after the date of the filing of bankruptcy. In addition, if we emerge from Chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to our operating plans pursuant to the Trustee’s Plan or a substantially similar plan of reorganization. We also may be required to adopt fresh start accounting, in which case our assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on our consolidated balance sheets. Our financial results after the application of fresh start accounting also may be different from historical trends.

We may be subject to claims that will not be discharged in the bankruptcy proceedings, which could have a material adverse effect on our financial condition and results of operations.

The Bankruptcy Court provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arose before confirmation of a plan of reorganization (i) would be subject to compromise and/or treatment under the Trustee's Plan or a substantially similar plan and/or (ii) would be discharged in accordance with the Bankruptcy Code and the terms of the Trustee’s Plan or a substantially similar plan. Any claims not ultimately discharged pursuant to the Trustee’s Plan or a substantially similar plan could be asserted against the reorganized entities and may have an adverse effect on our financial condition and results of operations on a post-reorganization basis.

We will be subject to liens on our personal property, including our intellectual property, under the Trustee's Plan or a substantially similar plan of reorganization, which if enforced, would significantly impair our intellectual property rights and our ability to continue as a going concern.

The Trustee’s Plan provides that a Plan Administrator’s Lien will be placed on all assets currently owned and controlled by the Company or acquired, owned and controlled by the Company after the Trustee Plan’s Effective Date, including intellectual property, such as patents, patent applications, trademarks, trade secrets, and copyrights. In the event of a future bankruptcy proceeding, the cessation or liquidation of the Company’s business operations, the Plan Administrator’s lien would be enforced, liquidating any collateral that could be used to satisfy the list of claims in accordance with the priorities set forth in the Trustee’s Plan.

Any liens on our intellectual property enforced under the Trustee’s Plan or a substantially similar plan would have a material adverse effect on our ability to continue our business operations.

Risks Related to Our Stock Ownership

Provisions in our governing documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they provide for a right of first refusal on behalf of the Company, and if the Company declines to exercise its rights to purchase a stockholder’s shares, then that offer is extended to existing shareholders.

As a Delaware corporation, we are subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Financial forecasting may differ materially from actual results.

Given the dynamic nature of our business, and the inherent limitations in predicting the future, forecasts of our revenues, contribution margins, net income and number of total and customers and other financial and operating data may differ materially from actual results. Such discrepancies could cause a decline in the price of our Class B Common Stock.

Risks Related to Benefit Plan Investors

Fiduciaries investing the assets of a trust or pension or profit-sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in the Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Offered Shares are not freely transferable and there may not be a market created in which the Offered Shares may be sold or otherwise disposed; and (iii) whether interests in the Company or the underlying assets owned by the Company constitute “Plan Assets” under ERISA.  See “ERISA CONSIDERATIONS.”

DILUTION

         VidAngel is offering up to 7,462,686 shares of our Class B Common Stock at an offering price of $6.70 per share. We have previously issued stock options for the acquisition of Class A Common Stock pursuant to our Stock Incentive Plan with a weighted average exercise price of $0.44 per share, or $6.26 less than the Offered Shares. During the Company’s previous Regulation A Offering which closed on November 18, 2016, it issued 3,313,335 shares of Class B Common Stock at an offering price of $3.00 per share.

Under our Stock Incentive Plan, we granted options exercisable for 1,151,792 shares of Class A Common Stock to our directors, officers, employees and consultants as equity incentive compensation. The weighted average exercise price of those outstanding options is $0.44 per share, or $6.26 average less per share than the Offered Shares.

Currently, there are outstanding (i) options exercisable for 10,000 shares of Class A Common Stock with an expiration date of April 11, 2024, and an exercise price of $0.18; (ii) options exercisable for 79,311 shares of Class A Common Stock with an expiration date of May 5, 2024, and an exercise price of $0.18; (iii) options exercisable for 10,000 shares of Class A Common Stock with an expiration date of October 10, 2024, and an exercise price of $0.18; (iv) options exercisable for 10,000 shares of Class A Common Stock with an expiration date of November 3, 2024 and a strike price of $0.30; (v) options exercisable for 130,500 shares of Class A Common Stock with an expiration date of April 17, 2025, and an exercise price of $0.50; (vi) options exercisable for 70,000 shares of Class A Common Stock with an expiration date of May 11, 2025, and an exercise price of $0.50; (vii) options exercisable for 70,000 shares of Class A Common Stock with an expiration date of July 17, 2025, and an exercise price of $0.50; (viii) options exercisable for 5,000 shares of Class A Common Stock with an expiration date of November 18, 2025, and an exercise price of $0.50; (ix) options exercisable for 103,750 shares of Class A Common Stock with an expiration date of February 11, 2026, and an exercise price of $0.82; and (x) options exercisable for 98,750 shares of Class A Common Stock with an expiration date of August 10, 2026, and an exercise price of $0.82. (xi) options exercisable for 51,445 shares of Class A Common Stock with an expiration date of June 20, 2027, and an exercise price of $0.32; and (xii) options exercisable for 16,500 shares of Class A Common Stock with an expiration date of July 20, 2027, and an exercise price of $0.32; and (xiii) options exercisable for 16,000 shares of Class A Common Stock with an expiration date of October 25, 2027, and an exercise price of $0.32; and (xiv) options exercisable for 40,000 shares of Class A Common Stock with an expiration date of December 6, 2027, and an exercise price of $0.32; and (xv) options exercisable for 205,206 shares of Class A Common Stock with an expiration date of May 4, 2028, and an exercise price of $0.32; and (xvi) options exercisable for 140,230 shares of Class A Common Stock with an expiration date of June 6, 2028, and an exercise price of $0.32; and (xvii) options exercisable for 3,000 shares of Class A Common Stock with an expiration date of October 19, 2028, and an exercise price of $0.32; and (xviii) options exercisable for 60,000 shares of Class A Common Stock with an expiration date of December 14, 2028, and an exercise price of $0.32; and (xix) options exercisable for 21,100 shares of Class A Common Stock with an expiration date of June 17, 2029, and an exercise price of $0.32; and (xx) options exercisable for 11,000 shares of Class A Common Stock with an expiration date of July 16, 2029, and an exercise price of $0.32. Of the outstanding stock options, options exercisable for 208,830 shares of common stock were granted with no vesting period, and options exercisable for 942,962 of Class A Common Stock have vesting periods between 36 to 48 months from their vesting dates which range from April 11, 2014 to July 1, 2019.

PLAN OF DISTRIBUTION

  We are not selling the shares through commissioned sales agents or underwriters.  We will use our existing website, www.vidangel.com, to provide notification of the offering.  This Offering Circular will be furnished to prospective investors at www.vidangel.com/invest via download 24 hours per day, 7 days per week on our website.  Our website will be the exclusive means by which prospective investors may subscribe in this offering.

The Offered Shares will be issued in one or more closings. For the initial closing and each subsequent additional closing, proceeds for subscriptions will be held in a separate non-interest-bearing account by VidAngel, and may be submitted through an investors VidAngel customer account in accordance with the billing information for such investor at www.vidangel.com. Upon each closing, any proceeds collected for such closing will be disbursed to the Company and the Offered Shares for such closing will be issued to investors. The separate non-interest-bearing account will be opened by VidAngel prior to the date of qualification of the offering statement of which this Offering Circular is a part and will remain open until the Termination Date. The subscription agreement is available at www.vidangel.com/invest. The Company is involved in the process of reorganizing under chapter 11, title 11 of the United States Bankruptcy Code. If the Bankruptcy Court does not approve the Trustee’s Plan of Reorganization (at least materially in its current form) and an alternate plan of reorganization is approved, the initial closing will not occur, and the Offering will be terminated. If the Company terminates the Offering for any reason, investor funds received but not yet closed upon will be promptly returned to investors without interest, and without deduction.

Technology, Anti-Money Laundering and Transfer Agent Services

Issuer Direct has been engaged to provide certain technology, anti-money laundering and transfer agent services in connection with this Offering. The Company has agreed to pay Issuer Direct a facilitation fee equal to $5.00 per domestic investor for the anti-money laundering check and technology services for each subscription agreement executed via electronic signature on www.vidangel.com. We have engaged Issuer Direct to serve as transfer agent for the offering. As such, Issuer Direct is entitled to certain itemized administrative fees. Issuer Direct is not participating as an underwriter of the offering and will not solicit any investment in the Company, recommend the Company's securities or provide investment advice to any prospective investor, or distribute the Offering Circular or other offering materials to investors. All inquiries regarding this offering should be made directly to the Company.

Offering Expenses. We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the Offered Shares under state securities laws; and (v) all costs of Issuer Direct’s services.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Shares. The initial public offering price was determined by us. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this offering;

●	the status of litigation we are engaged in; and

●	other factors deemed relevant by us.

 Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering.  The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D.  If you meet one of the following tests you should qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This offering will start on or after the date this Offering Circular is declared qualified by the SEC and will terminate on the Termination Date.

Procedures for Subscribing

If you decide to subscribe for Offering Shares in this offering, you should:

Go to www.vidangel.com/invest, click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.
Pay for your subscription price through a purchaser’s VidAngel customer account in accordance with the billing information for such purchaser at www.vidangel.com. or, (ii) transmit funds directly by wire or electronic funds transfer via ACH to the specified account maintained by VidAngel per the instructions in the subscription agreement. We will bill your customer account in accordance with your billing information at www.vidangel.com.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been received, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, generally without interest and without deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end).  A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

We may engage a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, to perform administrative functions in connection with this offering, such as serve as registered agent where required for state blue sky requirements, but in no circumstance will such broker-dealer solicit a securities transaction, recommend our securities, or provide investment advice to any prospective investor.

NOTE:  For the purposes of calculating your net worth, or Net Worth, it is defined as the difference between total assets and total liabilities.  This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence).  In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase Offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS TO ISSUER

Net proceeds to the Company from this offering are anticipated to be $50,000,000, assuming we sell the Maximum Offering, following the payment of offering costs.  Set forth below is a table showing the estimated sources and uses of the proceeds from this offering.

	Maximum Offering Amount
	Dollar Amount	%

Gross Proceeds	$50,000,000	100.00%

Estimated Offering Expenses (1)	$325,000	0.65%

Net Proceeds	$49,675,000	99.35%

Research and Development	$15,000,000	30.00%

Buildings/Real Estate	$8,000,000	16.00%

Capital Equipment	$3,175,000	6.35%

Acquisitions (2)	$5,000,000	10.00%

Strategic Investments	$8,500,000	17.00%

Working Capital (3)	$10,000,000	20.00%

Total Use of Proceeds	$50,000,000	100.00%

(1)	Estimated offering expenses include legal, accounting, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this offering, as well as transfer agent fees.
(2)	We are allocating 10% of the offering amount as a reserve for potential acquisitions; however, there are no current agreements, or plans to acquire any assets at this time.
(3)
We intend to use approximately 20% of the gross offering proceeds if the Maximum Offering is sold to manage our business and provide working capital for operations.   These amounts may be used to pay expenses relating to salaries and other compensation to our officers, employees.

DESCRIPTION OF OUR BUSINESS

General

In 2013, four brothers, Neal, Daniel, Jeffrey, and Jordan Harmon, founded VidAngel, initially an audiovisual content filtering company that gives viewers the choice to remove objectionable content, such as violence, sex, nudity and/or language, from streamed movies and television programs. As fathers of children aged newborn to ten, they were searching for a better way to watch quality content with their kids. They founded the Company to give their own families, and everyone else, greater personal choice in the content they watch at home. The brothers envisioned building the best technology for skipping distasteful content in the privacy of the home, attracting those who want to skip parts of modern media, and then eventually distributing better content to those people whom Hollywood has overlooked. Today, we are the leading filtering company with applications available on all major distribution platforms and our original content has reached millions of underserved audiences globally. Management believes the potential demand for this service is significant.

In 2016, litigation was commenced against the Company relating to claims of copyright infringement and other matters. In connection with such litigation, a judgment was entered against the Company in favor of the plaintiffs in the amount of $62,448,750. For more information related to this, see “Legal Proceedings”.

Additionally, a permanent injunction was granted in favor of the plaintiffs against the Company. The judgment and injunction have resulted in a change of the Company’s initial business direction and business plan. As a result of the judgment and injunction, the Company filed a voluntary bankruptcy petition in 2017. For more information related to this, see “Bankruptcy Proceedings”.

Bankruptcy Proceedings

On October 18, 2017, the Petition Date, the Company, filed a voluntary petition for relief, or the Bankruptcy Filing, under chapter 11, title 11 of the United States Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the District of Utah, or the Bankruptcy Court, case number 17-29073. Prior to August 28, 2019, we operated the business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. On August 28, 2019, the United States Trustee appointed George B. Hofmann to serve as the chapter 11 trustee, or the Trustee, in our case. An order was subsequently entered by the Bankruptcy Court approving the appointment. Henceforth, the Trustee will oversee the business under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

In order for us to meaningfully move forward with business operations, we must obtain the Bankruptcy Court’s approval of a reorganization plan, which will enable us to emerge from chapter 11 as a reorganized entity operating in the ordinary course of business outside of bankruptcy. In connection with a reorganization plan, we may require new credit facilities, or exit financing. Our ability to obtain such approval and exit financing will depend on, among other things, financial performance, outcomes of various legal proceedings, and the timing and outcome of various ongoing matters related to the Bankruptcy Filing. A reorganization plan determines the rights of various creditors and security holders with respect to their claims against and interests in the Debtor, and is subject to the ultimate outcome of negotiations, legal proceedings, other events, and Bankruptcy Court decisions.

The Trustee filed a proposed plan of reorganization, or the Trustee’s Plan, with the Bankruptcy Court on April 9, 2020. As of the date of this Offering, the Trustee’s Plan is pending confirmation by the Bankruptcy Court. The Trustee’s Plan remains subject to material modification.

The following is a summary of certain provisions of the Trustee's plan and is not intended to be a complete description of the Trustee's plan.

The Trustee Plan contemplates that:

●
The Company will continue as a “going concern,” thereby ensuring the greatest return to creditors and shareholders by allowing the Company to reorganize through continuation of its business operations and satisfaction of its debts over time.

●
Holders of all allowed claims will be paid in full and holders of equity interests shall retain their interests in the Company.

●
Classes 1 through 6 are impaired under the plan and have the right to vote to accept or reject the Plan.

●
Holders of allowed priority claims, Class 1 Claims, will receive the full amount of their claim as of the Petition Date with interest accruing at 1.43% from the Effective Date, on the date of initial distribution.

●
Holders of general unsecured claims, Class 2 Claims, shall receive 100% of the principal amount of their claim as of the Petition Date, with interest accruing at 1.43%, payable through fully amortized quarterly payments until such claims are paid in full.

●
Holders of Class 3 Claims, the Studio creditors, will receive 100% of the principal amount, their pro rata distribution of $62,448,750, with interest of 1.43% accruing from the Effective Date, on a quarterly basis.

Creditors Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Fox Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co., or collectively, the Studio Creditors, filed their own proposed plan of reorganization, the Studio’s Plan, with the Bankruptcy Court on April 10, 2020, which was subsequently amended thereafter. As of the date of this Offering, the Studio’s Plan is pending confirmation by the Bankruptcy Court.

The confirmation of a Reorganization Plan could materially alter the classifications and amounts of VidAngel’s liabilities, equity interests, and assets reported in our financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be altered by a reorganization plan, or to the effect of any operational changes that may be implemented.

If the Bankruptcy Court does not approve the Trustee’s Plan of Reorganization (at least materially in its current form) and an alternate plan of reorganization is approved, the initial closing will not occur, and the Offering will be terminated. We will not move forward with any reorganization plan unless it is substantially in the form of the Trustee’s Plan.

Current Operations

We currently operate by offering the latest version of our remote filtering service, the Stream-Based Service, producing our own original content, consulting with content creators, maintaining engagement with our existing users, conducting research and development to create new intellectual property, devising new methods to monetize existing intellectual property, and defending against the Disney Litigation. See “Suspended Operations” and “Legal Proceedings”.

The Stream-Based Service

On June 13, 2017, we launched the latest version of our remote filtering service. The New service allows a user to automatically skip or mute the distasteful parts of content available on Licensed Streaming Services, or LSSs, such as Amazon Video, Amazon Prime, Netflix, and HBO. We refer to the new system as the Stream-Based Service. We charge a monthly subscription fee of $1.99 - $9.99 for the Stream-Based Service, following a 30-day free trial. The subscription gives a user the ability to link their account with supported LSS’s and view the content available from a given LSS with the aid of our automated remote-control actions.

The Stream-Based Service requires a user to have a valid account with an LSS. This is typically done by signing up for a recurring monthly subscription with the LSS. The user is then able to connect their LSS account to a VidAngel account, after which they are able to stream content available from the LSS account while activating our automated remote-control features to skip or mute portions of the content the user does not wish to view or hear.

Our Stream-Based Service is layered on top of a user’s access to the existing services of an LSS and is not endorsed by any LSS. As a result, the Stream-Based Service is dependent upon access to data and functionality available from the LSS, without which it could become difficult to offer the level of user experience necessary to grow, or maintain, our current customer base.

The DVR Service

On April 13, 2020, the Bankruptcy Court entered an order allowing the Trustee to transition to a new filtering service based on Digital Video Recording technology (“DVR Service”). This new service is currently being tested and it is anticipated that a full transition from The Stream-Based Service to the DVR Service will occur on or before the effective date of a future confirmed plan. The final pricing and features of this new service are not complete and are subject to change, but the purpose of the change is to make the system more legally defensible as well as provide a broader content library and better user experience long term. The performance improvements of this new service may not be fully realized before the transition is complete, but significant portions of research and development are targeted for improving this service.

Original Content

We announced the “VidAngel Studios” concept in December 2016, and immediately began accepting submissions for digital distribution, applications to perform comedy routines for the Dry Bar Comedy series, and applications from creators interested in helping us produce original content.

We have received hundreds of inquiries and applications to partner on various projects. As of the date of this filing, we have produced and filmed more than 300 original comedy specials from various up-and-coming comedians and licensed several motion pictures for exclusive digital distribution.

Why are we making our own content? - We believe that the large amount of filtering data gathered over the last few years has given us unique insight into the type of content our users want to view. Armed with this information, we believe that we can produce the type of content that our users are seeking, without compromising the quality of the content. We ultimately envision a system that enables us to produce an array of family-friendly content guided by audience feedback.

Are we changing our mission? - No, our mission remains to help make entertainment good for your home. Our plan has always been to create the best filtering service in the world, attract a large audience of like-minded people, and build the best possible family-friendly streaming platform. We do not envision that our content will replace all the great Hollywood content currently available, or that will be available in the future. When we started the Company in 2013, we believed that the same people who wanted to filter existing content would likely also want additional sources of family-friendly content. Our mission has three facets: 1) we help our users make their favorite Hollywood entertainment good for their home by offering a highly customizable and user-friendly filtering experience, 2) we let our users decide what entertainment gets made by letting them fund original content via the crowdfunding process, and 3) we help creators’ make better decisions about their content by providing them with data gathered from both crowdfunding and filtering, all resulting in entertainment that is good for your home.

VidAngel Studios

In late November 2017, VidAngel Studios announced what we hope will become the first of many unique opportunities to produce original content overlooked by big Hollywood Studios. VidAngel Studios was created to provide artists and creators with a distribution and marketing platform for content that might otherwise be ignored by Hollywood.

User Base

We believe that many users of our original remote filtering service are actively watching and waiting for news about the outcome of the Disney Litigation and the future of our services. In the event of a favorable outcome on appeal, of which there can be no assurance, we believe they could possibly resume using our services. We continue to keep them updated on the status of the legal proceedings, as well as any news concerning the possible restoration of our services. If we are able to restore our services, we believe they provide us with a significant market advantage over our current, or would be, competitors for future revenue growth.

The cost to acquire users is high, and any new services that enter the marketplace will likely be faced with a similarly high cost per acquisition, or CPA. Our existing user base provides us with a distinct advantage in the event we receive a favorable outcome of the legal merits on appeal or if the courts declare that the Stream-Based Service is not a copyright infringement as alleged by the Plaintiffs in the Disney Litigation.

Marketing and Advertising

We utilize a broad mix of marketing and public relations programs, including social media sites such as Facebook, YouTube and Twitter, to promote our service to potential users. We also rely extensively on word-of-mouth advertising and in the past have relied on the marketing services of Harmon Brothers LLC, or HB, which offers Internet-based and multi-media promotional and marketing services, including the design, implementation and execution of promotional and Web-based advertising campaigns. Our relationship with Harmon Brothers LLC, or HB, was severed officially on September 25, 2018. We are currently using our own internal marketing team for our promotional and web-based advertising campaigns. See “Interest of Management and Others in Certain Transactions—Affiliated Transactions.”

Intellectual Property

As of December 31, 2019, we have been issued a U.S. patent for seamless streaming and filtering, filed March 31, 2015, with an expiration date of March 30, 2035. We regard our trademarks, service marks, copyrights, patents, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to our success. In addition, we rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual documents, to protect our proprietary technologies. We also seek to protect our intellectual property rights by requiring all employees and independent contractors involved in developing intellectual property on our behalf to execute acknowledgments that all intellectual property generated or conceived by them on our behalf or related to the work they perform for us is our property, and assigning to us any rights, title, and interest, including intellectual property rights, they may claim or have in those works or property, to the extent allowable under applicable law.

Despite our best efforts to protect our technology and proprietary rights by enforcing our intellectual property rights, licenses, and other contractual rights, unauthorized parties might still copy or otherwise obtain and use our software and other technology. As we continue to expand our operations, effective intellectual property protection, including copyright, trademark and trade secret protection might not be available or might be limited in foreign countries. Significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries frequently own large numbers of patents, copyrights and trademarks and might threaten litigation or sue us based on alleged infringement or other violations of intellectual property laws. We are currently subject to, and expect to face in the future, allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities. See Legal Proceedings.”

Management Teams

Under the direction of our Chief Executive Officer, Neal Harmon, we currently operate with four management teams: the product team, the marketing team, the digital content team, and the finance team.

The product team is led by our Chief Technology Officer, Joseph Wecker, who oversees all product & technology employees and contractors who contribute technical support, application development, front and back-end development, and maintenance of the system.

The marketing team is led by our Chief Marketing Officer, Jeffrey Harmon, who oversees all marketing employees, contractors, and interns. The marketing team is responsible for all content creation and advertising relating to the growth of the Company.

The digital content team is led by our President, Elizabeth “Liz” Ellis, who oversees all employees involved in customer service, content, and tagging. The content team is responsible for providing users with the best content available, while ensuring an exceptional user experience.

The finance team is led by our Chief Financial Officer, Patrick Reilly, who oversees all employees involved in finance, accounting, and purchasing.

Suspended Operations

Our remote filtering RMOM services were initially suspended December 29, 2016, following the issuance of a preliminary injunction by the United States District Court for the Central District of California, or the California Court. On September 5, 2019, the California Court issued a permanent injunction. See “Legal Proceedings”. We do not anticipate resuming our RMOM services.

Competition

Our primary competitor in providing consumers with automated control over their movie and television viewing, is ClearPlay, Inc., or ClearPlay. It offers a membership fee-based filtering service that allows users to skip or mute, content they do not wish to view. ClearPlay began offering a service in the latter half of 2017 that is similar to ours, and currently works with Amazon. They began testing a new service on Vudu in December of 2018, and have since added hundreds of titles in 2019. The service does not currently support streaming via Chromecast, and only provides a limited number of category choices (i.e. language, violence, etc.) for content that can be removed during streaming. It is unknown how decisions are made as to what content meets the necessary criteria for inclusion in a particular category.

ClearPlay also offers a proprietary Blu-Ray and DVD player, which is currently on backorder, for users to watch filtered content on their TV. No additional hardware is needed to use ClearPlay’s services on a PC or a Mac. ClearPlay users can transmit filtered movies from their computer to a television by such methods as connecting their computer to their TV with an HDMI cable.

We believe that we offered, and can still offer, a better value, higher quality, and more user-friendly service than the services currently offered by ClearPlay while allowing consumers to use modern media consumption devices used by the rest of the market.

We have previously been engaged in patent litigation with Clearplay. On October 12, 2017, the case was stayed to await the final decision rendered in the Disney Litigation. Clearplay has also filed a claim in our chapter 11 bankruptcy case, seeking an unliquidated sum. On April 14, 2020, the Trustee filed an objection to the claim in the Bankruptcy Court seeking an order to disallow the claim in its entirety.

We believe that ClearPlay might reassert one or more of its patent claims against us when the stay is ended. Such litigation could have a material adverse effect on our business operations were we not to prevail. See “Legal Proceedings—ClearPlay Litigation.”

Research and Development

During the fiscal years ended December 31, 2019, and 2018, we spent $1,775,665 and $1,567,015, respectively, on research and development activities relating to our technology.

Employees

As of December 31, 2019, we employed 33 persons full time and 5 persons part time. None of our employees are covered by a collective bargaining agreement.

Legal Proceedings

We currently are, and from time to time might again become, involved in litigation. Litigation has the potential to cause us to incur unexpected losses, some of which might not be covered by insurance but can materially affect our financial condition and our ability to continue business operations.

Disney Litigation

On December 12, 2016, the California Court, in the matter of Disney Enterprises, Inc.; Lucasfilm Ltd., LLC; Twentieth Century Fox Film Corporation and Warner Bros. Entertainment, Inc., or Plaintiffs, v. VidAngel, Inc., or VidAngel, granted the Plaintiffs’ motion for preliminary injunction, against us. On October 5, 2017, the California Court allowed the Plaintiffs to amend the original complaint to add three (3) of their subsidiaries, MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co., as additional Plaintiffs, or collectively the Plaintiffs, and identify additional motion pictures as having allegedly been infringed. The Plaintiffs have claimed that VidAngel unlawfully decrypted and infringed 819 titles in total.

On March 6, 2019, the California Court granted the Plaintiffs’ motion for partial summary judgement as to liability. The order found that the Company is liable for infringing the copyrights, and violating the Digital Millennium Copyright Act, or DMCA, with respect to certain motion pictures of the Plaintiffs’. Damages related to the respective copyright infringements, and DMCA violations, were decided by a jury trial in June 2019. The jury found that VidAngel willfully infringed the Plaintiffs’ copyrights and awarded statutory damages of $75,000 for each of the 819 infringed titles, or $61,425,000. The jury also awarded statutory damages of $1,250 for DMCA violations for each of the 819 infringed titles, or $1,023,750. The total award for both counts is $62,448,750. On September 23, 2019, a judgment consistent with the jury’s verdict was entered against us by the California Court. The Plaintiffs also plan to seek an award of costs and attorneys’ fees.

On April 1, 2020, VidAngel filed a notice of appeal of the final judgement and orders denying post-trial motions with the California Court. The appeal will be heard by the Ninth Circuit Court of Appeals.

The Permanent Injunction

The permanent injunction enjoins VidAngel, its officers, agents, servants, employees, and attorneys, from: (1) circumventing technological measures protecting Plaintiffs’ copyrighted works on DVDs, Blu-rays, or any other medium; (2) copying Plaintiffs’ copyrighted works, including but not limited to copying the works onto computers or servers; (3) streaming, transmitting or otherwise publicly performing any of Plaintiffs’ copyrighted works over the Internet, via web applications, via portable devices, via streaming devices, or by means of any other device or process; or (4) engaging in any other activity that violates, directly or indirectly, Plaintiffs’ anti-circumvention right, 17 U.S.C. §1201(a), or that infringes by any means, directly or indirectly, any Plaintiffs’ exclusive rights in any copyrighted work under Section 106 of the Copyright Act, 17 U.S.C. §106.

We were required to cease and have ceased filtering and streaming all movies and television programs owned by the Plaintiffs and will continue to desist from filtering and streaming the Plaintiffs’ content without first obtaining a license or receiving declaratory relief. We have ceased filtering and streaming all movies and television programs owned or licensed by all content providers under the Disc-Based Service, which is the service the California Court found to violate copyrights, even though we used legally purchased DVD and Blu-Ray discs as the authorized copy.

The foregoing description of the permanent injunction is a summary and is qualified in its entirety by the California Court’s orders.

Chapter 11 Bankruptcy

On October 18, 2017, the Petition Date, VidAngel, Inc., or the Debtor, filed a voluntary petition for relief, or the Bankruptcy Filing, under chapter 11, title 11 of the United States Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the District of Utah, or the Bankruptcy Court, case number 17-29073. See “Bankruptcy Proceedings” for additional information.

ClearPlay Litigation

In 2014, we responded to a contention by ClearPlay that we infringed on certain ClearPlay patents by suing ClearPlay in the United States District Court for the Central District of California (the case was later transferred to Utah). In doing so, we requested judicial determinations that our technology and service did not infringe eight patents owned by ClearPlay and that the patents were invalid. In turn, ClearPlay counterclaimed against us alleging patent infringement. On February 17, 2015, the case was stayed pending inter partes review by the United States Patent and Trademark Office, or the USPTO, of several of ClearPlay’s patents. We were not party to or involved in the USPTO’s review of those patents. Owing to those proceedings, on May 29, 2015, the Utah trial court closed the case without prejudice to the parties’ rights to reassert any or all claims later. In July and August 2015, many of ClearPlay’s patent claims, including many of the claims asserted against us, were invalidated by the USPTO. Some of ClearPlay’s other patent claims were upheld and still others were never challenged in the USPTO. Following the USPTO’s rulings, ClearPlay appealed some of the USPTO’s invalidity decisions to the United States Court of Appeals for the Federal Circuit.  The findings of invalidity were all affirmed by the Federal Circuit on August 16, 2016. On October 31, 2016, the magistrate judge, Brooke C. Wells, conducted telephonic status conferences in this and a related case brought by ClearPlay against DISH Network and ordered that both cases be re-opened. ClearPlay then requested, and we stipulated, to continue the time for the parties to file their proposed scheduling order to December 5, 2016. We subsequently accepted the dates proposed by ClearPlay for inclusion in the proposed scheduling order. ClearPlay, however, twice requested, and we twice stipulated to allow for, additional time to consider the dates it had proposed. On January 18, 2017, ClearPlay reneged on its agreement to enter into the proposed scheduling order and, instead, moved to stay all proceedings involving us. On January 19, 2017, we brought our own motion seeking entry of the proposed scheduling order. On February 2, 2017, we filed our opposition to the stay motion and, on February 15, 2017, ClearPlay filed its reply brief in support of its stay motion. On February 16, 2017, we filed our reply brief in support of our request for entry of a scheduling order. Magistrate Judge Wells granted ClearPlay’s motion to stay the litigation at least until a decision is rendered on the preliminary injunction by the Ninth Circuit. On October 12, 2017, the magistrate judge ordered the case stayed again, this time until a final decision is rendered in the Disney Litigation. On February 14, 2018, Clearplay filed a claim in our chapter 11 proceeding seeking an unliquidated sum. On April 14, 2020, the Trustee filed an objection to the claim in the Bankruptcy Court seeking an order to disallow the claim in its entirety.

We believe ClearPlay might reassert its surviving claims when the stay is lifted, and that if it does, the litigation could have a material adverse effect on our business operations if Clearplay were to prevail. See “RISK FACTORS - We face risks, such as unforeseen costs and potential liability in connection with content we acquire, filter and/or distribute through our service.” See also “RISK FACTORS—We are engaged in current litigation, the outcome of which, if not favorable to VidAngel, would have a material adverse effect on us and our ability to continue our business operations.”

DESCRIPTION OF OUR PROPERTIES

As of the date of this Offering Circular, our primary assets are our Intellectual Property and the contracts we have entered into directly.

We lease our office facilities at 295 W. Center St, Provo, Utah, under a lease commencing on December 15, 2016 and ending on December 31, 2021; our office facilities at 249 North University Avenue, Provo, Utah is a month-to-month lease. We currently lease our offices for $15,000 and $1,750 per month, respectively. We do not currently own or lease any other real property. See “DESCRIPTION OF BUSINESS” for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward Looking Statements

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Factors that might cause or contribute to such differences include, but are not limited to, those discussed on Page 5 of this Offering Circular under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

We assume no obligation to revise or publicly release any revision to forward-looking statements contained in the Offering Circular, unless required by law.

Overview

We sell a monthly subscription service that provides unlimited access to our original and licensed content, and to our technology that permits viewers to skip or mute limited portions of motion pictures they find distasteful. The service is available on our website, www.vidangel.com, or via the VidAngel App on iOS, Android, AppleTV, Amazon Fire TV, or Roku device. Our service allows you to connect your Netflix, Amazon Video, Amazon Prime, or HBO, Showtime, Starz, or CBS via Amazon Channels, account to VidAngel, and watch the content available from these Licensed Streaming Services, or LSS’s, through VidAngel. We provide viewers with access to our proprietary and patented seamless streaming and filtering technology, which gives them the ability to personally control, and/or direct, the viewing of the motion picture content, available from their LSS’s, by choosing to skip or mute the parts they, or viewers in their household, find distasteful. This type of service used to require the purchase of a special device dedicated to the skipping, and/or muting task. With our technology the computing power necessary for the skipping, and/or muting, has been relocated to the cloud, enabling the viewers to watch using the same modern devices as everyone else, with the added capability of controlling the viewing experience like never before.

On January 20, 2017, we filmed our very first episode of Dry Bar Comedy. To date, we have produced over 300 original comedy specials, spanning 6 seasons. Dry Bar Comedy is one of the largest collections of comedy that can be loved, by everybody, everywhere. We are continuing our efforts to develop new and innovative ways to engage audiences with content in the manner that best fits their individual lifestyle and preference.

We continue to produce our own streaming content and seek relationships with artists, and other content creators. In 2018, we partnered with The Chosen, LLC, or The Chosen, to develop a technology platform for them to use to raise capital using Tier 2 of Regulation A of the Securities Act of 1933, as amended. The Chosen successfully raised nearly $10M in capital to produce, it says, the first multi-season television series about the life of Jesus Christ. The first season of The Chosen was released publicly in November 2019, with VidAngel as its exclusive global distribution partner.

Results of Operations

The following represents our performance highlights:

	For the Year Ended December 31,		Change
	2019	2018	2019 vs. 2018
Revenues:
Revenues	$10,754,844	$7,547,299	$3,207,545	42%
Operating Expenses:
Cost of revenues	$4,143,717	$2,382,418	$1,761,299	74%
Legal	2,373,203	915,717	1,457,486	159%
General and administrative	2,149,802	1,663,392	486,410	29%
Sales and marketing	1,934,729	1,318,155	616,574	47%
Research and development	1,775,665	1,567,015	208,650	13%
Total Operating Expenses:	$12,377,116	$7,846,697	$4,530,419	58%

Revenues

We derive revenues from the following business activities:

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Subscription fees
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Media revenue
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Content Licensing
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Rental fees
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Tips
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Ticket and concession sales
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Consulting and technology services

The Stream-Based Service was launched June 13, 2017. At release, all new customers were given a 30-day free trial of the service. We currently charge a monthly subscription fee of $1.99 - $9.99 for the Stream-Based Service. All licensed content is made available to customers subscribing to the Stream-Based Service.

Media revenues are generated by the sale of products licensed for distribution. Products may be of a digital or physical nature and revenue is recognized upon delivery to the customer.

Content licensing revenue is generated by publishing our original content on third party websites such as Facebook, YouTube, and Amazon. We are paid by the third party websites based on impressions delivered or the number of actions, such as clicks, taken by users viewing our content. We recognize revenue in the period in which the impressions, or actions, occur.

Revenues for rental & tips collected were for titles that we offered for rental. These titles were available for viewing, once purchased, for a fixed period of 24 hours. Once that viewing window closed, access to the title was removed, and any revenue related to the transaction was recognized. Tips are recognized upon receipt and distributed in accordance with specific agreements we have with the licensing parties.

Ticket & concession sales for Dry Bar Comedy shows are recognized once a show is complete. The revenue generated from the comedy shows is used to offset the cost of production of the specials.

Consulting and technology services are performed for customers on an ad-hoc basis.

The increase in revenues for 2019 is due to the addition of media revenues, which are earned from the sales of products licensed for distribution, and consulting and technology service revenue. We also saw modest increases in our subscription revenue from the Stream-Based Service, and ticket and concession revenues from live Dry Bar Comedy performances.

The increase in cost of revenues was largely due to licensing fees associated with media revenues, and an increase in expenses related to the production and filming of a greater number of Dry Bar Comedy specials in 2019. Costs associated with the delivery of physical media products and higher transaction processing fees also contributed to the increase.

The increase in sales and marketing expense was largely due to the addition of headcount necessary to support our internal marketing efforts, and modest growth in general marketing expenses. We expect these expenses to increase significantly in FY 2020 as we continue to expand our subscription base and look to foster growth in other revenue streams.

We also saw an increase in our general and administrative expenses for FY 2019. This was largely due to the receipt of a tax credit in 2018 for the production of Dry Bar Comedy, for which we were not eligible in 2019. We also saw an increase in expenses for outside consultants, and higher U.S. Trustee fees from our bankruptcy filing.

The increase in research and development expense was due to the addition of headcount as we look to continue our focus on improving existing products, optimizing existing services, and developing new technology to better meet the needs of our customers.

The increase in legal expense was due to our defense in the Disney Litigation. We expect legal expenses for fiscal year 2020 to be significantly lower.

Liquidity and Capital Resources

Going Concern

Our financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We incurred net losses of $1,611,154 and $286,354 for the years ended December 31, 2019 and 2018, respectively. We used net cash of $894,237 and $435,890 in operating activities in the years ended December 31, 2019 and 2018, respectively. The net losses and use of cash in operating activities resulted from, among other things, significant marketing expenditures related to the acquisition of new customers, and significant legal expenses related to the Disney Litigation. The Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on October 18, 2017.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements appearing elsewhere in this Offering Circular do not include any adjustments related to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might result from this uncertainty.

Operating and Capital Expenditure Requirements

To date, we have funded our operations through private and public offerings of common stock. As of December 31, 2019, we had cash on hand of $1,584,455. We do not have any short or long-term notes payable. We project that our current cash equivalents and future cash generated from new and existing subscriptions, media sales, and advertising revenues, will provide sufficient liquidity to fund operations through at least May 5, 2021. These projections are based on our current estimates for subscription sales, media sales, advertising revenue, cost structure, cash burn rate, and other operating assumptions. The assumptions made in these projections are subject to change, and could have a material impact on our financial condition and ability to continue business operations.

In addition, we are currently exploring other alternatives, including additional equity financing, increasing the number of paying subscribers, other complementary revenue streams, or reducing our current operating expenses. At this time, we have no commitments to obtain any additional funds, and there can be no assurance that such funds will be available on acceptable terms or at all. If we are unable to obtain additional funding or reduce our existing cash outflows below that of our existing cash inflows, our financial condition and results of operations may be materially adversely affected, and we may not be able to continue operations.

Short Term Liquidity

VidAngel has no short-term liquidity requirements as of the date of this Offering Circular.

Long-Term Liquidity

VidAngel has no long-term liquidity requirements as of the date of this Offering Circular.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization, or WHO, officially characterized the outbreak of COVID-19 as a pandemic, hereafter referred to as the Pandemic. On March 13, 2020, we instituted mandatory work-from-home procedures for all employees. The transition happened quickly, with minimal disruption to day-to-day operations.

The impact on the business, to-date, has been positive.

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In response to government directives, we cancelled the remaining Dry Bar Comedy Live performances for the first half of 2020. We typically film shows up to 6-months in advance of release, incurring expenses related to their production up-front. We do not believe that cancelling the remainder of the season will impact our ability to deliver new episodes of Dry Bar Comedy for the next 6-12 months.

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Measures taken by government officials around the world have forced many individuals to self-isolate, or quarantine, at home. In order to relieve some of the stress and anxiety related to COVID-19, we immediately began offering our service for free. More than 200,000 people took us up on the offer and enjoyed the benefits of our service.

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The first season of The Chosen tv series was released in November 2019. To date, we have streamed more than 21 million episodes worldwide. Over 58% of the episodes have been streamed during the Pandemic. We believe that a combination of quarantine measures and lower digital advertising costs, has led to a significant increase in sales.

The full extent of the impact of the COVID-19 pandemic on our business, operations and financial results will depend on a number of factors that we do not control and may not be able to accurately predict. We will continue to assess the situation as it progresses and take any action required by federal, state, or local authorities, or that we determine is in the best interests of our employees, customers, and stockholders.

Trends and Key Factors Affecting Our Performance

The issuance of the preliminary injunction in the Disney Litigation had a material impact on our financial position. The preliminary injunction prohibited us from streaming movies owned by the plaintiffs in the Disney Litigation, which titles comprised a large portion of all titles available under the old Disc-Based Service.

Furthermore, the issuance of the permanent injunction in the Disney Litigation has had, and will continue to have, a material impact on our financial position. We are currently prohibited from streaming movies owned by the plaintiffs in the Disney Litigation using our new Stream-Based Service.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Subject to our stockholders’ rights to consent to certain transactions, our business and affairs are controlled by, and all powers are exercised by, our Board. The Board must consist of not fewer than three (3) nor more than five (5) directors, the exact number of whom is to be set from time to time by the Board.  We currently have three directors: Neal Harmon, Paul Ahlstrom, and Dalton Wright.  The Board members are elected each year, at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified. Any newly created directorships resulting from an increase in the authorized number of directors, and any vacancies occurring in the Board, may be filled by the affirmative vote of a majority of the remaining directors. A director may resign at any time, and the stockholders may remove any director or the entire Board at any time, with or without cause, by the affirmative vote of a majority of stockholders voting in such decision.

The Board has retained our executive officers to manage the day-to-day operations, our library of movies, our intellectual property and other investments, subject to the supervision of the Board. Neal Harmon is currently our Chief Executive Officer, Elizabeth Ellis is currently our President, Jeffrey Harmon is currently our Chief Marketing Officer, Patrick Reilly is currently our Chief Financial Officer, and Joseph Wecker is currently our Chief Technology Officer.  Our executive officers have accepted their appointment, or nomination to be appointed, on the basis of the compensation to be paid to them.  See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Remuneration of Executive Officers and Managers of Our Company” for more information.  Our executive officers will serve for such period as the Board determines, subject to the terms of any employment agreements we enter into with them, or their earlier death, resignation or removal.  The Board may remove our executive officers subject to the terms of any employment agreements we enter into with them. See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Employment Agreements” for more information.

The individuals listed below are our executive officers and directors. The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our directors and executive officers:
Name	Position	Age	Term of Office	Hours/Year (for part-time employees)
Neal Harmon*	Chief Executive Officer, Director	42	October 2013	n/a
Jeffery Harmon*	Chief Marketing Officer	37	October 2013	n/a
Elizabeth Ellis	President, or Chief Operating Officer	43	June 2015	n/a
Patrick Reilly	Chief Financial Officer	39	January 2014	n/a
Joseph Wecker	Chief Technology Officer	42	December 2018	n/a
Paul Ahlstrom	Director	56	February 2014	n/a
Dalton Wright	Director	39	February 2014	n/a
*Neal Harmon and Jeffery Harmon are brothers.

Biographical Information

Biographical information regarding our directors and executive officers is set forth below.

Neal Harmon, Chief Executive Officer, Director. Neal has served as VidAngel, Inc.’s Chief Executive Officer since he co-founded the Company in 2013. Neal is also a member of Harmon Ventures LLC, a Utah limited liability company, our largest stockholder. He is also a managing member of Harmon Brothers, LLC, a Utah limited liability company, a marketing agency he co-founded with his brothers.  Neal worked for Orabrush, Inc. from 2009 to 2013, a company he co-founded, where he served in such capacities as Chief Operating Officer and as a member of the board. Since 2005, Neal has also worked for the Neal S Harmon Company, a Utah corporation, as a consultant, entrepreneur and investor, engaging in various activities such as designing and creating a trucking logistics dashboard, to connect shippers and private fleets. Neal received his master’s degree from Brigham Young University in Instructional Psychology and Technology in 2002, and his undergraduate degree from Brigham Young University in American Studies in 2001.

Jeffrey Harmon, Chief Marketing Officer. Jeffrey is a co-founder and Chief Marketing Officer of the Company. Jeffrey is also a member of Harmon Ventures LLC, a Utah limited liability company, our largest stockholder. He is also a managing-member of Harmon Brothers, LLC, a Utah limited liability company, which is an online-focused advertising and marketing company he co-founded with his brothers. Jeffrey co-founded Orabrush, Inc. in 2009 and served as its CEO from 2009-2010. He continued to serve as Chief Marketing Officer and Co-Founder of Orabrush from 2010 to 2013. He is currently active with other start-up companies and concepts. He attended Brigham Young University from 2006 to 2008, where he studied business marketing, traditional marketing, internet marketing and business administration.

Elizabeth Ellis, President.  Liz has served as Chief Operating Officer since 2015, overseeing all operating procedures and staffing. From 2009 until she joined us, Liz was the Director of Human Relations and Office Manager at Orabrush, Inc., where she oversaw personnel and was responsible for various operational tasks. Liz holds a B.S. from Brigham Young University.

Patrick Reilly, Chief Financial Officer. Patrick began providing consulting services in March 2014 and joined as the Director of Finance in February 2016. Patrick oversees all accounting and finance aspects of the business, including but not limited to budgeting, forecasting, auditing, financial statement preparation and funding. Prior to joining us, Patrick served as the Financial Controller at Moki Mobility, Inc. a computer software company, from 2013 to February 2016, where he was responsible for finance and accounting duties.  From 2009 to 2013, Patrick was the Vice President of Finance and Financial Controller at Allegiance, Inc., where he was responsible for all finance and accounting duties of the company.  Patrick graduated from Utah Valley University in 2005 with a B.S. in Business Administration with concentrations in finance and banking.

Joseph Wecker, Chief Technology Officer. Joseph joined the Company in September 2017 as the Vice President of Engineering. Prior to joining us, Joseph was a senior software engineer at Justin.tv from 2009 to 2013. Justin.tv was subsequently rebranded as Twitch.tv. Joseph was primarily responsible for monetization at Justin.tv and was instrumental in the development of Twitch.tv. Prior to this, Joseph was a Founder of Samaritan Technologies, a volunteer management software company, and still serves as a member of the Board of Directors.

Paul Ahlstrom, Director. Paul joined as our director in 2014. Paul has served as Managing Director of Alta Ventures Mexico Fund I, LP since 2010, where his responsibilities include all aspects of investor relations, evaluating a business’s products or services for potential investment opportunity, creating deal flow, negotiating terms and conditions in financing rounds, serving as a board member for portfolio companies, and preparing financial statements and financial analysis. Over his career, Paul has directly participated in more than 125 venture capital investments and previously represented vSpring Capital on the boards of Ancestry.com, which was sold in 2007 to a private equity firm and went public in 2009 (NASDAQ:ACOM), Senforce, which was sold to Novell (NASDAQ: NOVL), and Altiris (NASDAQ:ATRS), which went public and was then sold to Symantec (NASDAQ: SYMC), GlobalSim and Aeroprise. Mr. Ahlstrom has also served as an advisor and board to many successful venture-backed startups including Rhomobile sold to Motorola, SpaceMonkey, SendMi, Convert.com and Jott. Paul is the author of the popular book related to business startups, Nail It Then Scale It, and received his B.A. in Communications from Brigham Young University.

Dalton Wright, Director. Dalton joined as our director in 2014. Dalton has been a partner at Kickstart Seed Fund, L.P. since 2013, a seed-stage investment fund that develops close relationships with universities, angel groups and entrepreneurs to launch high-growth start-ups in both Utah and the Mountain West. Dalton serves as a director of numerous other corporate boards. From 2009 to 2012, Dalton was Senior Associate and Founding Team Member at Alta Ventures Mexico, a seed, venture, and growth capital fund targeting high growth companies in Mexico. Dalton graduated from the Wharton Business School at the University of Pennsylvania with his M.B.A. in 2014 and holds a B.A. in finance from the University of Utah.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Messrs. Harmon, Ms. Ellis, Mr. Reilly, and Mr. Wecker receive compensation for acting in their capacities as our executive officers.  We reimburse Messrs. Ahlstrom and Wright for their expenses incurred in acting in their capacity as a director.    See – Remuneration of Executive Officers and Directors of the Company” below for more detailed information.

Remuneration of Executive Officers and Directors of the Company

Set forth below is a table of remuneration that our executive officers and directors received for our fiscal year ended December 31, 2019.

Name	Capacity in which Compensation Was Received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Neal Harmon	Chief Executive Officer	$142,000	262 (1)	$142,262
Elizabeth Ellis	President	$120,000	3,263 (2)	$123,263
Jeffery Harmon	Chief Marketing Officer	$142,000	n/a	$142,000
Patrick Reilly	Chief Financial Officer	$120,000	4,492 (3)	$124,492
Joseph Wecker	Chief Technology Officer	$150,000	1,662 (4)	$151,662
Paul Ahlstrom	Director	n/a	n/a	n/a
Dalton Wright	Director	n/a	n/a	n/a

(1)
On June 17, 2019, Mr. Neal Harmon was granted stock incentive options exercisable for 2,600 shares of our Class A Common Stock with an option price of $0.32. The grants were made pursuant to the terms and conditions of our Stock Incentive Plan. The options vested immediately.

(2)
On July 17, 2015, August 10, 2016, June 6, 2018, and December 14, 2018, Ms. Elizabeth Ellis was granted stock incentive options exercisable for 50,000, 28,000, 1,018, and 20,000 shares of our Class A Common Stock, respectively, with an option price of $0.50, $0.82, $0.32, and $0.32 per share, respectively. All grants were made pursuant to the terms and conditions of our Stock Incentive Plan. The June 6, 2018 options vested immediately, while the remaining options will vest in substantially equal annual increments over a four-year period from the grant date.

(3)
On February 11, 2016, August 10, 2016, and December 14, 2018, Mr. Patrick Reilly was granted stock incentive options exercisable for 33,750, 22,950, and 20,000 shares of our Class A Common Stock, respectively, with an option price of $0.82, $0.82, and $0.32 per share, respectively. All grants were made pursuant to the terms and conditions of our Stock Incentive Plan. These options will vest in substantially equal annual increments over a four-year period from the grant date.

(4)
On October 25, 2017, December 6, 2017, June 6, 2018, and December 14, 2018, Mr. Joseph Wecker was granted stock incentive options exercisable for 15,000, 30,000, 2,685, and 20,000 shares of our Class A Common Stock, respectively, all with an option price of $0.32. The grants were made pursuant to the terms and conditions of our Stock Incentive Plan. The June 6, 2018 options vested immediately, while the remaining options will vest in substantially equal annual increments over a four-year period from the grant date.

Stock Incentive Plan

In an effort to further the long-term stability and financial success of the Company by attracting and retaining personnel, including employees, directors and consultants for the Company, the Company adopted its 2014 Stock Incentive Plan, or our Stock Incentive Plan, in February 2014.  There are currently 2,534,544 shares of Class A Common Stock in VidAngel authorized for issuance through our Stock Incentive Plan.  As of the date of this Offering Circular, options exercisable for 1,399,506 shares of our Class A Common Stock have been granted under our Stock Incentive Plan, and of those options granted, options exercisable for 247,714 shares of Class A Common Stock in VidAngel have been exercised. Our Board of Directors anticipates authorizing an additional 965,456 shares of Class A Common Stock for issuance through our Stock Incentive Plan, for a total of 3,500,000 shares of Class A Common Stock. Through the use of stock incentives, the Stock Incentive Plan will stimulate the efforts of those persons upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business and will further the identification of those persons’ interests with the interests of the Company’s stockholders.

The Stock Incentive Plan is administered by our Board.  The board has the power and sole discretion to grant or award a stock incentive, or an Award, to any employee of, director of, or consultant to the Company, each a Participant, who, in the sole judgment of our Board, has contributed, or can be expected to contribute, to the profits or growth of the Company.  Our Board also has the power and sole discretion to determine the size, terms, conditions and nature of each Award to achieve the objectives of the Award and the Stock Incentive Plan.  This includes, without limitation, the Board’ ability to determine:  (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of securities to be covered by each Award, (iii) the fair market value of such securities, (iv) the time or times when an Award shall be granted, (v) whether an award shall become vested over a period of time, according to a performance-based or other vesting schedule or otherwise, and when it shall be fully vested, (vi) the terms and conditions under which restrictions imposed upon an Award shall lapse, (vii) whether a change of control exists, (viii) factors relevant to the satisfaction, termination or lapse of restrictions on certain Awards, (ix) when certain Awards may be exercised, (x) whether to approve a Participant’s election with respect to applicable withholding taxes, (xi) conditions relating to the length of time before disposition of securities received in connection with an Award is permitted, (xii) notice provisions relating to the sale of securities acquired under the Stock Incentive Plan, and (xiii) any additional requirements relating to Awards that the Board deems appropriate.

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company currently has authorized capital stock consisting of 25,000,000 shares of common stock, par value $0.001 per share, of which 21,250,000 shares have been designated as Class A voting common stock, or the Class A Common Stock, and 3,750,000 have been designated as Class B Common Stock. Our Board of Directors anticipates authorizing and submitting to our Class A and Class B stockholders a resolution to amend our Certificate to increase our authorized capital stock to 35,000,000 shares of common stock, with 23,000,000 shares designated as Class A Common Stock and 12,000,000 shares designated as Class B Common Stock. As of the date of this Offering Circular, we have 18,251,622 shares of Class A Common Stock issued and outstanding, and 3,313,335 shares of Class B Common Stock issued and outstanding.

Capitalization

As of the date of this Offering Circular, Harmon Ventures, LLC, or Harmon Ventures, owned indirectly by our CEO, Mr. Harmon, and his two brothers, Jeffrey Harmon and Daniel Harmon, owns 8,938,520 shares of our Class A Common Stock.  Alta Ventures Mexico Fund I, LLC, or Alta Ventures Mexico Fund I, owns 3,160,318 shares of our Class A Common Stock.  Osborne Companies, LC, or Osborne Companies, owns 2,222,733 shares of Class A Common Stock.  Various unaffiliated investors own the remaining shares of common stock.

The following table sets forth those executive officers, directors and other security holders holding 10% or a greater percentage of any class of shares, as of the date of this Offering Circular.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class A Common Stock	Harmon Ventures, LLC 295 W Center St Provo, UT 84601	8,938,520 shares	N/A	48.97%

Class A Common Stock	Alta Ventures Mexico Fund I, LLC 3315 Mayflower Avenue, Suite #1 Lehi, UT 84043	3,160,318 shares	N/A	17.32%

Class A Common Stock	Osborne Companies, LC 4290 North Vintage Circle Provo, UT 84604	2,222,733 shares	Options exercisable for 66,000 shares of Class A Common Stock	12.18%

Upon closing of the Maximum Offering, Harmon Ventures will own 30.79% of our total outstanding shares of capital stock, Alta Ventures Mexico Fund I will own 11.00% of our total outstanding shares of capital stock, and Osborne Companies, LC will own 7.69% of our total outstanding shares of capital stock.  See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Stock Incentive Plan” above.

Our Board may, from time to time, also cause shares of capital stock to be issued to directors, officers, employees or consultants of our Company or its affiliates as equity incentive compensation under our Stock Incentive Plan, which shares will have all benefits, rights and preferences as our Board may designate as applicable to such shares.

 INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST

Affiliated Transactions

Investor Rights and Voting Agreement

The Company entered into an Investor Rights and Voting Agreement, or Investor Agreement, dated February 27, 2014 with certain of VidAngel’s investors, including Alta Ventures Mexico Fund I, the manager of which is Paul Ahlstrom, one of our directors.  The Investor Agreement requires us to provide certain information and inspection rights, provides for confidentiality, and requires the parties to this agreement to vote their respective shares of common stock in a manner which maintain the number of directors on our Board at no more than five and to elect as a director an individual designated by Alta Ventures Mexico Fund I for so long as it owns at least 1,000,000 shares of our common stock.

The Company is permitted to enter into transactions with, including making loans to and loan guarantees on behalf of, our directors, executive officers and their affiliates; so long as the person or persons approving the transaction on behalf of the Company acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. We do not have any outstanding loans or loan guarantees with any related party, and, as of the date of this Offering Circular, we do not have any intentions to enter into any such transactions.

VAS Portal, LLC

We created VAS Portal, LLC, a wholly-owned subsidiary, in 2018. We subsequently loaned VAS Portal, LLC $100,000 in the form of a promissory note, with interest at 2.89%, and due in full on January 2, 2020.

On January 2, 2019, we sold VAS Portal, LLC to Harmon Ventures, LLC, which is owned indirectly by our CEO, Mr. Harmon, and two of his brothers, Jeffrey Harmon and Daniel Harmon, for $1. The Company entered into a call option agreement with the related party that gives the Company the right to purchase all of the membership interest of VAS Portal, LLC for $1 at any time beginning upon (i) the occurrence of the confirmation of the plan for reorganization by the Bankruptcy Court or (ii) the termination of the Disney Litigation and the Bankruptcy proceeding, and ending one year following the latest to occur of the foregoing. As part of the transaction, VAS Portal, LLC, entered into a Services Agreement with VidAngel, Inc. to provide technology services related to the creation of a website and other assets for VAS Portal, LLC. The promissory note with VAS Portal, LLC, was also amended to change the maturity date to June 30, 2021.

We are permitted to enter into transactions with, including making loans to and loan guarantees on behalf of, our directors, executive officers and their affiliates, so long as the person or persons approving the transaction on behalf of us acts in good faith and in a manner reasonably believed to be in or not opposed to our best interest and/or those of our stockholder’s. Other than the promissory note due from VAS Portal, LLC as described above, we do not have any outstanding loans or loan guarantees with any related party as of December 31, 2019.

SECURITIES BEING OFFERED

General

The Company is offering a maximum of 7,462,686 of our Class B Common Stock at a price of $6.70 per share ($50,000,000). The minimum subscription is twenty-five (25) Offered Shares ($167.50); however, we can waive the minimum subscription on a case to case basis in our sole discretion. The Offered Shares are common equity and are not entitled to any preferences regarding distributions. See “–Distributions.”

This offering will terminate on the Termination Date, provided that if we have received and accepted subscriptions for the Maximum Offering on or before the Termination Date, then this offering will terminate when all Offered Shares have been sold, whichever occurs first. If, at the Initial Closing, we have sold less than the Maximum Offering, we will hold Additional Closings, up to the Maximum Offering, through the Termination Date. Purchases of Shares may be submitted through an investor's VidAngel customer account in accordance with the billing information for such investor at www.vidangel.com, and will be held in a separate non-interest-bearing account held by VidAngel. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Offered Shares for such closing will be issued to investors. If a closing does not occur for any reason, the proceeds for such closing will be promptly returned to investors, generally without interest (within 3-5 business days) and without deduction.

The Company and stockholders are governed by our Certificate and Bylaws.  See “Description of Certificate of Incorporation and Bylaws” below for a detailed summary of terms of our Certificate and Bylaws.  Our Certificate and Bylaws are filed as an exhibit to the Offering Statement of which this Offering Circular is a part.  The Company has: 25,000,000 shares of common stock, par value $0.001, authorized, of which 21,250,000 shares have been designated as Class A Common Stock, and 3,750,000 have been designated as Class B Common Stock.  Our Board has the right to create, authorize and issue new shares in the Company, including new classes, provided that it may not authorize or issue shares senior to the rights and preferences of our common stock without the consent of the common stockholders holding a majority of the outstanding shares of each class of common stock. Our Board anticipates authorizing and submitting to our stockholders a resolution to amend our Certificate to increase our authorized capital stock to 35,000,000 shares of common stock, with 23,000,000 shares designated as Class A Common Stock and 12,000,000 shares designated as Class B Common Stock.

Registrar, Paying Agent and Transfer Agent for our Offered Shares

Duties

Issuer Direct Corporation will serve as the registrar and transfer agent for our Offered Shares.  We will pay all fees charged by the transfer agent for transfers of our Offered Shares except for special charges for services requested by a Class B Common Stockholder.

There will be no charge to our Class B Common Stockholders for disbursements of our cash dividends, if any, although we do not anticipate issuing dividends for the foreseeable future. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our Board, or a designee of our Board, may act as the transfer agent and registrar until a successor is appointed.

Share Redemption Plan

The Company has adopted the following share redemption plan for all issued and outstanding Class B Common Stock.  However, this share redemption plan is only a policy of the Company and can be modified or terminated by our Board of Directors at any time.

Redemption Request at the Option of a Holder

Beginning one year from the date of original issuance of any Class B Common Stock, a Class B shareholder will have the opportunity to request, up to once per calendar year, that we redeem up to 50%  of such holder’s Class B Common Stock originally purchased from us at a redemption price equal to the Stated Value of such redeemed shares, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●       15% if the redemption is requested after the first anniversary and before the second anniversary of the original issuance of such shares.
●       10% if the redemption is requested after the second anniversary and before the third anniversary of the original issuance of such shares.
●       5% if the redemption is requested after the third anniversary and before the fourth anniversary of the original issuance of such shares.
●       3% if the redemption is requested after the fourth anniversary and before the fifth anniversary of the original issuance of such shares.
●       0% if the redemption is requested after the fifth anniversary of the original issuance of such shares.

Restrictions on Redemption and Repurchase

We will not be obligated in all cases to redeem shares of Class B Common Stock. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem shares upon a redemption request made by a holder if we do not have sufficient funds available to fund that redemption. We will have discretion to determine whether we are in possession of “sufficient funds” to fund a redemption request.

Stated Value

Each share of Class B Common Stock will have a “Stated Value” which shall be the fair market value as determined by the Board of Directors in its sole discretion on a quarterly basis, subject to appropriate adjustment upon certain events such as recapitalizations, stock dividends, stock splits, stock combinations, and reclassifications.

Dividends

 No dividends to investors in our Offered Shares are assured, nor are any returns on, or of, an investor’s investment guaranteed.  Dividends are subject to our ability to generate positive cash flow from operations.  All dividends are further subject to the discretion of our Board.  It is possible that we may have cash available for dividends, however, we anticipate retaining all of our earnings for the future operation of the Company and do not anticipate making any cash distributions in the foreseeable future.

 Our Board, in its sole discretion, may determine from time to time to declare and pay dividends out of any funds legally available therefore. The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends for the foreseeable future.

Liquidating Preferences

Upon the dissolution and liquidation of the Company, no stockholder will receive a preference in the distribution of liquidation proceeds. Liquidating distributions will be shared pari passu among our common stock.

Basis for Dividends

The Company’s ability, and our Board’ decisions, to issue dividends to our stockholders will be based upon the operating results of the Company.  Our Board has discretion over whether to declare and pay dividends to our stockholders, however, we do not anticipate issuing any dividends for the foreseeable future.

Description of Certificate of Incorporation and Bylaws

The Company is governed by our certificate of incorporation, or our Certificate, and our bylaws, or our Bylaws. The following summary describes material provisions of our Certificate and our Bylaws, but it is not a complete description of our Certificate, our Bylaws or any combination of the two. A copy of our Certificate and our Bylaws are filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Board of Directors

Subject to our stockholders’ rights to consent to certain transactions as provided under the Delaware General Corporate Law, or DGCL, the business and affairs of the Company are controlled by, and all powers are exercised by, our board of directors, or our Board. Our Board is required to consist of not less than three (3) nor more than five (5) directors, the exact number to be set from time to time by the Board. Our Board is comprised of Paul Ahlstrom, Neal Harmon and Dalton Wright. Our Board is elected each year at the annual meeting of stockholders, to hold office until the next annual meeting and until their successors are elected and qualified. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in our Board may be filled by the affirmative vote of the remaining directors. A director may resign at any time, and the stockholders may remove a director at any time, with or without cause, by the affirmative vote of a majority of stockholders voting in such decision.

The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate does not provide for cumulative voting.

Our Board may designate one or more committees. Such committees must consist of one or more directors. Any such committee, to the extent permitted by applicable law, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

Officers

The Board has the authority to select the officers of the Company. The officers consist of a Chairman of the Board, a Chief Executive Officer, or CEO, a Secretary and a Treasurer. In addition, the Board may elect one or more Vice Chairmen, President, Chief Financial Officer and Vice Presidents, and such other offices as the Board may determine. Two or more of the aforementioned offices may be held by the same person. Our officers are: (i) Neal Harmon, Chief Executive Officer; (ii) Jeffrey Harmon, Chief Marketing Officer; (iii) Elizabeth Ellis, President and Chief Operating Officer; (iv) Patrick Reilly, Chief Financial Officer and Secretary; and (v) Joseph Wecker, Chief Technology Officer.

At the first meeting of the Board following the annual meeting of stockholders, the Board appoints the officers, however, the Board may also empower the CEO to appoint subordinate officers and agents for us. Each officer so elected holds office until such officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer is required to perform such duties as are provided in the Bylaws or as the Board may from time to time determine.  Subject to the rights, if any, of an officer under any employment agreement, any officer may be removed, with or without cause, by the affirmative vote of a majority of the Board.  An officer may resign at any time on giving notice to the Board. Our CEO is in charge of the general affairs of the Company, subject to the oversight of the Board. In case any officer is absent, or for any other reason the Board may deem sufficient, the CEO or the Board may delegate the powers and duties of such officer to any other officer or to any director.

Fiduciary Duties and Indemnification

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or Proceeding (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

Company Stock

The Company may issue up to 25,000,000 shares of capital stock, of which 25,000,000 shares will be common stock, par value $0.001 per share of which 21,250,000 shares have been designated as Class A Common Stock, and 3,3750,000 have been designated as Class B Common Stock. Our Board anticipates authorizing and submitting to our Class A and Class B stockholders a resolution to amend our Certificate to increase our authorized capital stock to 35,000,000 shares of common stock, with 23,000,000 shares designated as Class A Common Stock and 12,000,000 shares designated as Class B Common Stock.

Stockholder Rights

Voting

Class B Common Stockholders will not be entitled to vote other than as required by law.  Only holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held of record on all matters on which the holders of shares of Class A Common Stock are entitled to vote.

Meetings

The annual meeting of the stockholders shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting. Special meetings of the stockholders shall be called pursuant to resolution approved by the Board, chairperson of our Board, the Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by Class A Common Stockholders holding shares of Class A Common Stock in the aggregate entitled to cast votes not less than ten (10%) percent of the votes at that meeting. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Dividends and Liquidations

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, a Liquidation Event, the assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed common stockholders, pro rata, then outstanding.

Amendment

Class A Common Stockholders may amend, alter or repeal our Certificate and our Bylaws.

Description of our Stockholders Agreement

Our Class B Common Stock is governed by our Stockholders Agreement. The following summary describes material provisions of our Stockholders Agreement, but it is not a complete description of our Stockholders Agreement. A copy of our Stockholders Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Transfer restrictions.

Investors in our Class B Common Stock will be subject to the restrictions on transfer set forth in our Stockholders Agreement.  Under the terms of our Stockholders Agreement, transfer of shares of our Class B Common Stock will be subject to a right of first refusal exercisable first by the Company, second, by our Class A Common Stockholders, and, third, by our remaining Class B Common Stockholders pursuant to the Stockholders Agreement.  Prior to any transfer or proposed transfer of shares, the transferring shareholder, or the Seller, is required to give written notice to us and to the remaining stockholders of such proposed transfer. The certificates for our Class B Common Stock will be legended to reflect these restrictions.

 Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●
a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

●
a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Offered Shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we anticipate that we will qualify as an “operating company”.  If the Department of Labor were to take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our common stock.

Plan fiduciaries contemplating a purchase of Offered Shares should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN.  THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

REPORTS

We will furnish the following reports, statements, and tax information to each stockholder:

Reporting Requirements under Tier II of Regulation A.  Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A.  We will be required to file:  an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z.  The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.  Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports.  As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31, our Board will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the Board, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Board.  The Board shall be deemed to have made a report available to each stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the stockholders.

Tax Information.  On or before June 30th of the year immediately following our fiscal year, which is currently January 1st through December 31st, we will send to each stockholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Stock Certificates.  We do not anticipate issuing stock certificates representing Offered Shares purchased in this offering to the Class B Common Stockholders.  However, we are permitted to issue stock certificates and may do so at the request of our transfer agent.  The number of Offered Shares held by each Class B Common Stockholder, will be maintained by us or our transfer agent in the Company register.

INDEPENDENT AUDITORS

The balance sheets of VidAngel as of December 31, 2019 and 2018, and the statements of operations, stockholders’ deficit and cash flows of VidAngel for the years ended December 31, 2019 and 2018, have been included in this Offering Circular and have been audited by Tanner LLC, independent auditors, as stated in their report appearing herein.

VIDANGEL, INC.

Consolidated Financial Statements
As of December 31, 2019 and 2018
and For the Years Then Ended

Together with Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of
VidAngel, Inc.

We have audited the accompanying consolidated financial statements of VidAngel, Inc. and subsidiaries (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter Regarding Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses and negative cash flows from operating activities for the years ended December 31, 2019 and 2018, expects to incur further losses, has filed for Chapter 11 bankruptcy, and has an accumulated deficit. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Tanner LLC
Salt Lake City, Utah
May 5, 2020

VIDANGEL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

 As of December 31,

	2019	2018
Assets

Current assets:
Cash and cash equivalents	$1,584,455	$1,539,731
Restricted cash	-	954,381
Holdback Receivable	445,000	-
Accounts receivable	633,581	266,436
Physical Media Inventory	106,789	-
Notes receivable, current	-	349,866
Prepaid expenses and other	20,157	133,907
Total current assets	2,789,982	3,244,321

Movie asset	970,372	1,206,687
Deposits	47,915	47,915
Property and equipment, net	36,063	85,590
Business CD	76,172	75,000
Note receivable - long term	107,488	-
Total assets	$4,027,992	$4,659,513

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$1,033,862	$397,705
Accrued expenses	781,035	758,299
Deferred revenue	4,081,222	3,813,134
Total current liabilities	5,896,119	4,969,138

Commitments and contingencies

Stockholders' deficit:
Common stock, $0.001 par value, 25,000,000 shares
authorized; 21,560,166 shares issued and outstanding	21,560	21,560
Additional paid-in capital	13,466,838	13,414,186
Accumulated deficit	(15,356,525)	(13,745,371)

Total stockholders' deficit	(1,868,127)	(309,625)

Total liabilities and stockholders' deficit	$4,027,992	$-

See accompanying notes to consolidated financial statements.

VIDANGEL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

For the Years Ended December 31,

	2019	2018

Revenues, net	$10,754,844	$7,547,299

Operating expenses:
Cost of revenues	4,143,717	2,382,418
Legal	2,373,203	915,717
General and administrative	2,149,802	1,663,392
Selling and marketing	1,934,729	1,318,155
Research and development	1,775,665	1,567,015

Total operating expenses	12,377,116	7,846,697

Operating loss	(1,622,272)	(299,398)

Other income (expense):
Interest expense	(112)	(35)
Interest income	11,330	13,179

Total other income, net	11,218	13,144

Loss before income taxes	(1,611,054)	(286,254)

Provision for income taxes	100	100

Net loss	$(1,611,154)	$(286,354)

See accompanying notes to consolidated financial statements.

VIDANGEL, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Deficit

For the Years Ended December 31, 2019 and 2018

				Additional		Total
	Common Stock			Paid-in	Accumulated	Stockholders'
	Class A Shares	Class B Shares	Amount	Capital	Deficit	Deficit

Balance as of December 31, 2017	18,063,856	3,313,335	$21,377	$13,231,869	$(13,459,017)	$(205,771)

Stock options excercised	182,975	-	183	83,179	-	83,362

Stock-based compensation expense	-	-	-	99,138	-	99,138

Net loss	-	-	-	-	(286,354)	(286,354)

Balance as of December 31, 2018	18,246,831	3,313,335	21,560	13,414,186	(13,745,371)	(309,625)

Stock-based compensation expense	-	-	-	52,652	-	52,652

Net loss	-	-	-	-	(1,611,154)	(1,611,154)

Balance as of December 31, 2019	18,246,831	3,313,335	$21,560	$13,466,838	$(15,356,525)	$(1,868,127)

See accompanying notes to consolidated financial statements.

VIDANGEL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2019	2018

Cash flows from operating activities:
Net loss	$(1,611,154)	$(286,354)
Adjustments to reconcile net loss to net cash, restricted
cash, and cash equivalents used in operating activities:
Depreciation and amortization	64,947	93,083
Stock-based compensation expense	52,652	99,138
Change in operating assets and liabilities:
Accounts receivable	(367,145)	(258,429)
Holdback recevable	(445,000)	-
Physical Media Inventory	(106,789)	-
Prepaid expenses and other assets	113,750	(8,325)
Movie Asset Inventory	236,315	237,133
Deposits	-	156,356
Note Receivable	242,378	(223,141)
Certificate of Deposits	(1,172)	-
Accounts payable and accrued expenses	766,405	125,926
Deferred revenue	160,576	(371,277)

Net cash, restricted cash, and cash equivalents used in operating activities
used in operating activities	(894,237)	(435,890)

Cash flows from investing activities:
Purchase of property and equipment	(15,420)	(50,139)
Purchase of certificate of deposit	-	(75,000)

Net cash, restricted cash and cash equivalents
used in investing activities	(15,420)	(125,139)

Cash flows from financing activities:
Exercise of stock options	-	83,362

Net change in cash and cash equivalents	(909,657)	(477,667)

Cash, restricted cash, and cash equivalents
at beginning of year	2,494,112	2,971,779

Cash, restricted cash, and cash equivalents at end of year	$1,584,455	$2,494,112

Supplemental disclosure of cash flow information:

Cash paid for interest	$112	$35
Cash paid for income taxes	$100	$100

See accompanying notes to consolidated financial statements.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies
Organization and Basis of Presentation
The Company comprises VidAngel, Inc. and its wholly owned subsidiaries VAS Portal, LLC (a Utah limited liability company organized on August 3, 2018), and VAS Brokerage, LLC, (a Delaware limited liability company organized on July 11, 2018). VidAngel, Inc. was originally organized as a Utah limited liability company on November 13, 2013. On February 7, 2014, the entity converted to a Delaware corporation. On December 29, 2016, the Company complied with an injunction and ceased selling discs and streaming customized versions of the discs, pending the outcome of certain legal matters; see Note 4.

The Company filed for Chapter 11 bankruptcy on October 18, 2017 and operated its business as a debtor in possession under the jurisdiction of the court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the court until August 28, 2019. On that date, the United States Trustee appointed George B, Hofmann to serve as a chapter 11 trustee, and an order was subsequently entered by the court approving it. Henceforth, the chapter 11 trustee will oversee the business under the jurisdiction of the court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the court; see Note 2.

Principles of Consolidation
The consolidated financial statements include the accounts of VidAngel, Inc. and its wholly owned subsidiaries, VAS Portal, LLC, and VAS Brokerage, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key management estimates include the estimated economic useful lives of property and equipment, estimated useful lives of the movie asset based on the estimated economic useful life to the estimated salvage value, valuation allowances for net deferred income tax assets, and valuation of stock-based compensation.

Concentrations of Credit Risk
The Company maintains its cash, restricted cash, and cash equivalents in bank deposit accounts which, at times, exceed federally insured limits. At December 31, 2019 and 2018, the Company had approximately $1,304,000 and $2,341,000 of cash, restricted cash, and cash that exceeded federally insured limits.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued
Concentrations of Credit Risk - continued
To date, the Company has not experienced a loss or lack of access to its invested cash, restricted cash, and cash equivalents; however, no assurance can be provided that access to the Company’s invested cash, restricted cash, and cash equivalents will not be impacted by adverse conditions in the financial markets.

Major vendors are defined as those vendors having expenditures made by the Company which exceed 10% of the Company’s total cost of revenues. Concentrations of vendors were as follows for the year ended December 31:

	2019	2018

Vendor A	13%	21%

Individual customer revenues that were 10% or more of total revenues were as follows for the years ended December 31:

	2019	2018

Customer A	12%	24%

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities to the Company of three months or less to be cash equivalents. As of December 31, 2019, and 2018, these cash equivalents consisted of money market accounts.

Restricted Cash
Restricted cash includes cash that is restricted to a specific purpose. The Company has cash designated as a retainer for legal services. The following table provides a reconciliation of cash, cash equivalents, and restricted cash within the consolidated balance sheets that sum to the total of the same such amounts shown in the statements of cash flows.

	2019	2018

Cash and cash equivalents	$1,584,455	$1,539,731
Restricted cash	-	954,381

Total cash, restricted cash, and cash equivalents shown in the statements of cash flows	$1,584,455	$2,494,112

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued
Holdback Receivable
During 2019, one of the Company’s credit card processing vendors required a holdback reserve to be established, and is used to offset any chargebacks. The balance of the holdback reserve as of December 31, 2019 is $445,000. If and when the holdback reserve is released, the amount will be returned to the Company.

Accounts Receivable
The Company records its accounts receivable at sales value and establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s accounts receivable are considered past due when payment has not been received within 30 days of the invoice date. The amounts of the specific reserves are estimated by management based on various assumptions including the customer’s financial position, age of the customer’s receivables, and changes in payment schedules and histories.

Account balances are charged off against the allowance for doubtful accounts receivable when the potential for recovery is remote. Recoveries of receivables previously charged off are recorded when payment is received. The allowance for doubtful accounts receivable was $0 as of December 31, 2019 and 2018.

Physical Media Inventory
Physical media inventory consists of discs, purchased for resale, for The Chosen tv series. Physical media inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolesce, and valuations above estimated realization amounts, and provides a reserve to cover these items. Management determined that no allowance for physical media inventory was necessary as of December 31, 2019.

Movie Asset
Movie asset includes DVD and Blu-Ray discs purchased by the Company for resale, not in excess of realizable value. Movie asset is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated economic useful life of five years. Movie asset is depreciated over the estimated economic useful life to the estimated salvage value. Depreciation of $239,890 and $247,045 for the years ended December 31, 2019 and 2018, respectively, is included in cost of revenues in the statements of operations. The Company periodically reviews the movie asset for excess supply, obsolescence, and valuations above estimated realizable amounts, and provides a reserve to cover these items. Management determined that no allowance for movie asset was necessary as of December 31, 2019 and 2018.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Office and computer equipment	3 years
Production equipment	1 year
Furniture and fixtures	3 years
Leasehold improvements	1 year

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the statement of operations.

Impairment of Long-Lived Assets
The Company reviews its property and equipment, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. If it is determined that the estimated undiscounted future cash flows are not sufficient to recover the carrying value of the asset, an impairment loss is recognized in the statements of operations for the difference between the carrying value and the fair value of the asset. Management does not consider any of the Company’s long-lived assets to be impaired as of December 31, 2019 and 2018.

Recently Adopted Accounting Pronouncement
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in Accounting standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. The Company adopted the requirements of Topic 606 effective January 1, 2019, utilizing the modified retrospective method of transition. Adoption of Topic 606 did not result in adjustments to revenue, deferred revenue, receivables, or deferred costs.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued
Recently Adopted Accounting Pronouncement - continued
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. ASU 2016-18 changes the cash flow presentation of and disclosures related to restricted cash. The Company adopted the requirements of ASU 2016-18 effective January 1, 2019.

Revenue Recognition
The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of Topic 606, the Company applies the following five steps: 1) Identify the contract with the customer; 2) Identify the performance obligations in the contract; 3) Determine the transaction price; 4) Allocate the transaction price to performance obligations in the contract; and 5) Recognize revenue when or as the Company satisfies a performance obligation.

Filtering Subscription Revenue
Post-injunction on December 29, 2016, the Company offers subscriptions to use its proprietary content filtering technology in conjunction with many of today’s popular streaming services for a monthly fee. Customers subscribe for this service online through the Company’s website. The customer is charged the full price at the start of the subscription period, and monthly thereafter, which amount is initially recognized as deferred revenue and recognized as revenue daily as the subscription service is provided. During the time that the customer owns a subscription, the Company gives the customer access to a patented video streaming technology that permits the customer to direct their individual viewing experience by allowing them to remove certain audio or video segments that contain material that may be considered objectionable by a member of the private household to use in conjunction with other popular video streaming platforms. Access to this technology is available during the entire period of the subscription, and is extinguished at the end of the subscription period in which the customer cancels their subscription. Any incentive allowances provided to customers such as credits and free subscription periods are recorded as reductions of revenue. Filtering subscription revenue is recognized over time, typically in daily increments as the customers pay on a monthly basis.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued
Revenue Recognition – continued
Digital and Physical Media Revenue
The Company partnered with The Chosen, LLC, or The Chosen, an independent filmmaker, to distribute The Chosen’s licensed original content and related merchandise. Digital delivery represents streaming-based delivery of The Chosen’s content via the Company’s service. Physical media represents Blu-Ray or DVD discs of The Chosen’s content. Revenue is recognized as products are delivered upon streaming, or upon shipment of physical media. Digital and physical media revenue is recognized at a point in time – when streamed digitally, or when physically shipped.

Content Licensing
The Company receives content licensing revenue by publishing short versions of its original content (from the Dry Bar Comedy series – see description below) on third-party websites (such as Facebook, YouTube, and Amazon). The Company grants the third-party websites a license to display the Company’s original content to the customers of the third-party websites. The third-party websites are interested in increasing traffic on their websites, and the third-party websites pay the Company based on impressions delivered, or the number of actions, such as clicks, taken by users viewing the Company’s content via the third-party websites. The Company recognizes revenue in the period in which the impressions or actions occur, at a point in time. The third-party websites provide the Company monthly reports of the Company’s advertising revenue.

Consulting Revenue
The Company partnered with The Chosen to provide a technology platform and consulting services to assist The Chosen in raising funds using Tier 2 of the updated Regulation A of the Securities Act of 1933, or Reg A+. The Chosen, LLC, successfully raised approximately $10,000,000 pursuant to the Reg A+ offering to produce, it says, the first multi-season television series about the life of Jesus Christ. The Company’s fixed consulting fee was earned upon the closing of The Chosen’s Reg A+ offering in 2019. Revenue was recognized upon completion of the performance obligation and once control of the service was delivered to the customer, which was over time, and which all occurred in 2019.

Ticket Revenue and Concession Revenue
The Company created Dry Bar Comedy, an ongoing stand-up comedy series that the Company films. The Company sells ticket to the live stand-up comedy events. Revenue is recognized at the conclusion of the event, at a point in time.

The Company also sells concessions at these events, and revenue from concessions is recognized when the concessions are purchased, at a point in time.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued
Revenue Recognition – continued
Rental Revenue
Rental revenues are amounts received from customers in order to access specific content for a limited amount of time, typically 24 hours. This essentially represents 24-hour use of the Company’s subscription service to access one specific item of content. Revenue is recognized upon the completion of the 24-hour period, at a point in time.

Tip Revenue
The Company receives tips from customers who wished to show appreciation to the Company and the content providers from the content they created. Most of the tips are received from customers who subscribe to the Company’s subscription service, and who viewed a Dry Bar Comedy show via the subscription filtering service and enjoyed the comedian’s performance. The Company recognizes revenue from tips on a gross basis. Content providers receive a portion of all revenues attributed to their content which is included in cost of revenues. Revenue is recognized in the period the tips were received, at a point in time.

Venue Revenue
The Company occasionally has third parties interested in using the building in which Dry Bar Comedy is filmed and produced. The Company charges a fee for use of the space. Revenue is recognized on the date the venue was used, at a point in time.

The following table presents the Company’s revenue recognized over time or at a point in time (as previously described) for the years ended December 31:

	2019	2018

Over time revenue	$6,219,093	$5,351,171
Point in time revenue	4,535,751	2,196,128

Total revenues, net	$10,754,844	$7,547,299

Stock-Based Compensation
Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method (see Note 5). The related expense is recorded in the statements of operations over the period of service.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

1. Description of Organization and Summary of Significant Accounting Policies Continued	Advertising Advertising costs are expensed as incurred. Advertising expenses totaled $453,669 and $486,932 for the years ended December 31, 2019 and 2018, respectively.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

Reclassification Certain amounts in the 2018 consolidated financial statements have been reclassified to conform to the 2019 presentation.

Subsequent Events
Management has evaluated events and transactions for potential recognition or disclosure through May 5, 2020, which is the date the consolidated financial statements were available to be issued.

2. Going Concern
The Company’s consolidated financial statements are prepared in accordance with US GAAP which assumes the Company is a going concern and contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company incurred net losses of $1,611,154 and $286,354 for the years ended December 31, 2019 and 2018, respectively. The Company used net cash of $894,237 and $435,890 in operating activities for the years ended December 31, 2019 and 2018, respectively. The net losses and use of cash in operating activities resulted from, among other things, significant marketing expenditures related to the acquisition of new customers, and significant legal expenses. On December 29, 2016, the Company complied with an injunction and ceased selling discs and streaming customized versions of the discs, pending the outcome of certain legal matters; see Note 4. The Company also filed for Chapter 11 bankruptcy on October 18, 2017.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

2. Going Concern Continued
These matters, among others, raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

In addition, the Company is currently exploring other alternatives, including additional equity financing, increasing the number of paying subscribers, or reducing operating expenses. At this time, the Company has no commitments to obtain any additional funds, and there can be no assurance that such funds will be available on acceptable terms or at all. If the Company is unable to obtain additional funding or reduce the existing cash outflows below that of existing cash inflows, the Company’s consolidated financial condition and results of operations may be materially adversely affected, and the Company may not be able to continue operations.

3. Property and Equipment	Property and equipment consisted of the following as of December 31:

	2019	2018

Computer equipment	$124,280	$113,394
Production equipment	111,398	110,326
Leasehold improvements	109,692	106,230
Furniture and fixtures	93,678	93,678

	439,048	423,628
Less accumulated depreciation and amortization	(402,985)	(338,038)

	$36,063	$85,590

Depreciation and amortization expense on property and equipment for the years ended December 31, 2019 and 2018 was $64,947 and $93,083, respectively.
4. Commitments and Contingencies
Litigation
The Company is involved in legal proceedings from time to time arising in the normal course of business. The Company has received, and may in the future continue to receive, claims from third parties. Management, after consultation with legal counsel, believes that the outcome of these proceedings may have a material impact on the Company’s consolidated financial position, results of operations, or liquidity.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

4. Commitments and Contingencies Continued
Litigation – continued
Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (Material Loss). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available.

The Company is involved in various litigation matters and believes that any reasonably possible adverse outcome of these matters could potentially be material, either individually or in the aggregate, to the Company’s financial position, results of operations and liquidity. As of May 5, 2020, the date the consolidated financial statements were available to be released, management has determined an adverse outcome on one or more of the claims is probable, but not estimable, and has not accrued any estimated losses related to these matters. In the matter of Disney Enterprises, Inc. and several other content owners (collectively, the Plaintiffs), on March 6, 2019, the United States District Court for the Central District of California (California Court) granted the Plaintiffs’ motion for partial summary judgement as to liability. The order found that the Company is liable for infringing the copyrights, and violating the Digital Millennium Copyright Act (DMCA), with respect to certain motion pictures of the Plaintiffs’. Damages related to the respective copyright infringements, and DMCA violations, were decided by a jury trial in June 2019. The jury found that the Company willfully infringed the Plaintiffs’ copyrights and awarded statutory damages of $75,000 for each of the 819 infringed works, for a total of $61,425,000. The jury also rejected the Company’s argument that its violations of the DMCA were innocent and awarded the Plaintiffs’ statutory damages of $1,250 for each of the 819 infringed works, for a total of $1,023,750. The total award for both counts is $62,448,750. On October 4, 2019, a notice of appeal was filed by the Company. The Company believes the range of potential damages is now between $0 and $62,448,750, as the Company is in the appeals process. As no amount within the probable range of loss is a better estimate than any other amount, and the minimum amount of the range is $0, no amount has been accrued as of December 31, 2019.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

4. Commitments and Contingencies Continued
Expectations may change in the future as the litigation and events related thereto unfold. During 2019 and 2018 the Company incurred $2,373,203 and $915,717, respectively, in legal and litigation costs, which are included in legal expenses in the accompanying statements of operations.

On December 29, 2016, the Company complied with an injunction and ceased selling discs and streaming customized versions of the discs, pending the outcome of certain legal matters.

Operating Leases
The Company has a non-cancelable office lease that matures on December 31, 2021, and the annual lease amount is $180,000. As of December 31, 2019, future minimum lease payments under non-cancelable operating leases with terms of one year or more are as follows:

Year Ending December 31:	Amount

2020	$180,000
2021	180,000
$360,000

Rental expense under operating leases was $189,600 and $186,683 for the years ended December 31, 2019 and 2018, respectively.
5. Stock Options
The Company’s 2014 Stock Incentive Plan (the Plan), originally approved on February 27, 2014, provides for the grant of incentive stock options, nonqualified options, stock appreciation rights, and shares of restricted stock. Under the terms of the Plan, there are 2,534,544 shares of common stock authorized for grant to employees, officers, directors and consultants, as of December 31, 2019 and 2018. The Board of Directors determines the terms of each grant. Generally, the options have a vesting period of 4 years with 1/48th vesting on each monthly anniversary of the vesting reference date over the four-year period, thereafter, and have a contractual life of ten (10) years.

Certain stock options have provisions to accelerate vesting upon the occurrence of certain events. There are 1,135,038 and 881,243 shares available for grant under the Plan as of December 31, 2019 and 2018, respectively.

Stock-based compensation expense for the years ended December 31, 2019 and 2018 was $52,652 and $99,138, respectively. As of December 31, 2019 and 2018, the Company had $48,980 and $97,661 respectively, of unrecognized stock-based compensation costs related to non-vested awards that will be recognized over a weighted-average period of 1.7 years. The Company uses an estimated 30% forfeiture rate.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

5. Stock Options Continued	The following sets forth the outstanding common stock options and related activity for the years ended December 31, 2019 and 2018:
	Number of Options	Weighted Average Exercise Price Per Share

Outstanding as of January 1, 2018	1,245,112	$0.49
Granted	453,114	0.32
Exercised	(182,975)	0.46
Forfeited	(104,873)	0.41

Outstanding as of December 31, 2018	1,410,378	0.45
Granted	52,100	0.32
Exercised	-	-
Forfeited	(305,895)	0.46

Outstanding as of December 31, 2019	1,156,583	0.44

The following summarizes information about stock options outstanding as of December 31, 2019:

Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price

99,311	4.38	$0.18	99,311	$0.18
10,000	4.85	0.30	10,000	0.30
569,272	8.36	0.32	338,209	0.32
275,500	5.39	0.50	275,500	0.50
202,500	6.36	0.82	184,707	0.82

1,156,583	6.93	$0.44	907,727	$0.44

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

5. Stock Options Continued	The fair value of each stock-based award granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2019	2018

Risk-free interest rate	1.85 – 1.88%	2.73 – 3.05%
Expected stock price volatility	50%	50%
Expected dividend yield	0%	0%
Expected life of options	5 years	5 years

As of December 31, 2019 and 2018, the aggregate intrinsic value of options outstanding was $14,104. As of December 31, 2019 and 2018, the aggregate intrinsic value of options exercisable was $14,104.

Expected option lives and volatilities were based on historical data of the Company and comparable companies in the industry. The risk-free interest rate was calculated using similar rates published by the Federal Reserve. The Company has no plans to declare any future dividends.

6. Common Stock
The Company has authorized capital stock consisting of 25,000,000 shares of common stock, par value $0.001 per share, or common stock, of which 21,250,000 shares have been designated as Class A voting common stock (Class A Common Stock), and 3,750,000 have been designated as Class B Common Stock (collectively, Common Stock).

Voting Rights
Each outstanding share of Class A Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class B Common Stock shall not be entitled to a vote on any matter to be voted on by the stockholders of the Company, unless specifically required by the Delaware General Corporation Law.

Liquidation Rights
The holders of Common Stock outstanding shall be entitled to receive all of the assets and funds of the Company remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

6. Common Stock Continued	Dividends Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available therefore.

Identical Rights
Holders of the Class B Common Stock shall rank equally with, and have identical rights and privileges as, holders of all other shares of the Common Stock, except with regard to voting rights as provided above.

7. Related Party Transactions
The Company has a marketing services contract with an entity owned by one of the Company’s officers and stockholders. During 2019 and 2018, the Company incurred expenses of $0 and $546,320, respectively, to the related party for marketing services. As of December 31, 2019 and 2018, the Company had outstanding accounts payable to an entity owned by one of the Company's officers and stockholders of approximately $24,000 and $68,000, respectively. As of December 31, 2019 and 2018, the Company had a note receivable to an entity owned by one of the Company’s officers and stockholders of approximately $100,000 and $100,000, respectively. On January 2, 2019, the Company sold its wholly-owned subsidiary VAS Portal, LLC to a related party for $1. Almost no activity occurred in VAS Portal, LLC from the date of its organization through January 2, 2019.

8. Income Taxes	The provision (benefit) for income taxes differs from the amount computed at federal statutory rates as follows:

	2019	2018

Federal income tax at statutory rates	$(338,342)	$(60,113)
State income tax at statutory rates	(61,675)	(7,652)
Change in valuation allowance	384,094	48,855
Change in statutory rates	–	–
Other	16,023	19,010

	$100	$100

Significant components of the Company’s net deferred income tax assets (liabilities) are as follows as of December 31:

	2019	2018

Net operating loss carryforwards	$2,462,334	$2,255,076
Depreciation and amortization	42,496	44,294
Accrual to cash adjustments	1,264,313	1,088,144
Stock-based compensation	15,435	12,970
Valuation allowance	(3,784,578)	(3,400,484)

	$–	$–

VIDANGEL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Continued
December 31, 2019 and 2018

8. Income Taxes Continued
As of December 31, 2019, the Company has net operating loss (NOL) carryforwards available to offset future taxable income, if any, of approximately $9,885,000 which will begin to expire in 2036. The portion of the NOL carryforward relating to periods prior to January 1, 2018 for federal income tax purposes totaled approximately $8,239,000 and will expire during the years 2036 and 2037. The portion of the NOL carryforward relating to periods subsequent to January 1, 2018 for federal income tax purposes total approximately $1,645,000 and can be carried forward indefinitely.

The utilization of the NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code. Section 382 imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change.” In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits.

PART III – EXHIBITS

EXHIBIT INDEX

The following exhibits are filed as part of this Preliminary Offering Circular on Form 1-A:

Exhibit Number	Description

2.1	Certificate of Incorporation of VidAngel, Inc., as amended, incorporated by reference to Exhibit 2.1 of our Form 1-A filed on September 22, 2016
2.2*	Form of Third Amendment to Certificate of Incorporation of VidAngel, Inc.
2.3	Bylaws of VidAngel, Inc., incorporated by reference to Exhibit 2.2 of our Form 1-A filed on September 16, 2016
3.1	Investor Rights and Voting Agreement between VidAngel, Inc. and certain investors, incorporated by reference to Exhibit 3.1 of our Form 1-A filed on September 22, 2016
3.2	Form of Stockholders Agreement between VidAngel, Inc. and the Class B Common Stockholders, incorporated by reference to Exhibit 3.1 of our Form 1-A filed on October 6, 2016
3.3*	Form of First Amendment to Stockholders Agreement between VidAngel, Inc. and the Class B Common Stockholders
4.1*	Form of Subscription Agreement
10.1	Powers of Attorney (included on the signature page to this Offering Circular)
11.1	Consent of Tanner LLC
11.2*	Consent of Kaplan Voekler Cunningham and Frank PLC (included in Exhibit 12.1)
12.1*	Opinion of Kaplan Voekler Cunningham and Frank, PLC as to legality of the securities being registered

 * To be filed by Amendment

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah on June 24, 2020.

VIDANGEL, INC.

By:	/s/ Neal S. Harmon
Neal S. Harmon
Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of VidAngel, Inc. (the “Company”) hereby severally constitute and appoint Neal S. Harmon and Patrick Reilly, with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Neal S. Harmon and Patrick Reilly may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the Regulation A Offering Circular on Form 1-A of the Company, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the Regulation A offering circular and any and all amendments thereto; and we hereby ratify and confirm all that said Neal S. Harmon and Patrick Reilly shall lawfully do or cause to be done by virtue thereof.

This offering circular has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Neal S. Harmon	Chief Executive Officer and	June 24, 2020
Neal S. Harmon	Director (principal executive officer)

/s/ Patrick Reilly	Chief Financial Officer	June 24, 2020
Patrick Reilly	(principal financial and accounting officer)

/s/ Dalton Wright	Director
Dalton Wright		June 24, 2020

/s/ Paul Ahlstrom	Director	June 24, 2020
Paul Ahlstrom

* /s/ Neal S. Harmon	Attorney-In-Fact	June 24, 2020
Neal S. Harmon

III-2